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Exhibit 10.23

***Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4)
and 240.24B-2

THIRD RESTATED LICENSE AGREEMENT

        THIS THIRD RESTATED LICENSE AGREEMENT (this "Agreement") is entered into as of January 9, 2004 (the "Restatement Date") by and between PIERRE FABRE MÉDICAMENT, organized under the laws of France having an address of 45, place Abel-Gance, 92654 Boulogne Cedex, France ("Pierre Fabre"), and CYPRESS BIOSCIENCE, INC., a Delaware corporation having an address of 4350 Executive Drive, Suite 325, San Diego, CA 92121, United States of America ("Cypress"). This Agreement amends and restates in its entirety the Second Restated License Agreement between Pierre Fabre and Cypress dated May 30, 2003 (the "Prior Agreement").

RECITALS

        WHEREAS, Pierre Fabre owns or controls certain patents and valuable know-how related to the compound Milnacipran (as defined below) and the Licensed Product (as defined below) in the form of an IR Formulation (as defined below) and a SR Formulation (as defined below) that Cypress has licensed from Pierre Fabre;

        WHEREAS, Pierre Fabre has developed Milnacipran for the treatment of depression and currently markets the IR Formulation itself or through licensees for the treatment of depression in certain territories outside the United States;

        WHEREAS, under the Prior Agreement, Pierre Fabre has granted Cypress an exclusive license, with the right to sub-license under the conditions described in Section 2.1(b) of the Prior Agreement, to develop, register, distribute, sell, offer for sale, have sold and import the Licensed Product in the Licensed Territory (as defined below) in the Field (as defined below);

        WHEREAS, Cypress desires, concurrently with entering into this Agreement, to enter into a Collaboration Agreement (as defined below) with Forest (as defined below) granting Forest an exclusive sub-license to develop, register, use, distribute, sell, offer for sale, have sold and import Licensed Product in the Field in the United States of America, its territories and possessions, with an option to extend the territory to Canada;

        WHEREAS, Cypress has requested that Pierre Fabre amend certain provisions of the Prior Agreement in order to facilitate Cypress' entering into the Collaboration Agreement with Forest, and Pierre Fabre has agreed to amend and restate the Prior Agreement in its entirety, as described herein; and

        WHEREAS, as of the Restatement Date, Cypress and Pierre Fabre have also entered into a First Restated Trademark License Agreement, pursuant to which Pierre Fabre has granted to Cypress a license to certain trademarks, and a Purchase and Supply Agreement, pursuant to which Pierre Fabre will supply API (as defined below) to Cypress and its sub-licensees.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     DEFINITIONS

        1.1    "Action" shall have the meaning set forth in Section 15.1(a).

        1.2    "Administrator" shall have the meaning set forth in Section 4.2(b)(iv).

        1.3    "AE" shall have the meaning set forth in Section 8.1.

        1.4    "Affiliate" shall mean any company or entity controlled by, controlling, or under common control with a party hereto. For this purpose, the term "control" shall mean the direct or indirect ownership of fifty percent (50%) of the voting stock of that corporation, or in the absence of ownership of at least fifty percent (50%) of the voting stock of that corporation, the power, directly or indirectly to cause the direction of the management and policies of such corporation.

        1.5    "ANDA" shall mean an Abbreviated New Drug Application filed with the FDA (as more fully defined in 21 USC. §355(j)), or the equivalent application filed with any equivalent agency or governmental authority outside the United States (including any supra-national agency such as in the European Union) requiring such filing.

        1.6    "ANDA Proceeding" shall have the meaning set forth in Section 11.4(b).

        1.7    "Answer" shall have the meaning set forth in Section 16.2(c).

        1.8    "API" shall mean the active pharmaceutical ingredient Milnacipran contained in the Licensed Product.

        1.9    "Bulk Licensed Product" shall mean the Licensed Product in final dosage form using Pierre Fabre's formulation or any Cypress Formulation or any Forest Formulation.

        1.10    "Change in Control" shall mean (i) a sale, lease or other disposition of all or substantially all of the assets of Cypress; (ii) a merger or consolidation of Cypress in which the holders of Cypress' outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than 50% of the voting power of Cypress or Cypress' parent or, if Cypress is not the surviving entity, any other entity surviving such transaction or the surviving entity's parent; or (iii) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by Cypress or any entity controlled by Cypress) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of Cypress representing at least 50% of the combined voting power entitled to vote in the election of Directors; provided, however, that clause (ii) of this Section 16.8(b) shall not apply to a merger effected exclusively for the purpose of changing the domicile of Cypress or the name of Cypress.

        1.11    "Claimant" shall have the meaning set forth in Section 16.2(b).

        1.12    "Collaboration Agreement" shall mean that certain License and Collaboration Agreement between Cypress and Forest, dated as of the Restatement Date, a copy of which has been provided to Pierre Fabre, as may be amended, modified or restated from time to time, pursuant to which, among other things, Cypress has granted to Forest a sub-license to the Licensed Technology and the Trademarks.

        1.13    "Commencement of Phase II or Phase III Clinical Trials" shall mean the date on which the first patient is enrolled for the applicable clinical trial.

        1.14    "Commercially Reasonable Efforts" shall mean that the parties shall conform to the standards of diligence customary in the pharmaceutical industry with respect to compounds having commercial potential comparable to Milnacipran in fulfilling their applicable obligations under this Agreement with regard to research, development, use, distribution, sale or promotion, or otherwise.

        1.15    "Confidential Information" shall have the meaning set forth in Section 13.1.

        1.16    "Control" shall mean, with respect to any Information or intellectual property right, possession by a party of the ability (whether by ownership, license or otherwise, other than any license granted under this Agreement) to grant access, a license or sub-license to such Information or intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party as of the time such party would first be required hereunder to grant the other party such access, license or sub-license, or at any other time during the term of such access, license or sub-license.

        1.17    "Cypress Formulations" shall mean all new formulations of the Licensed Product developed or acquired by or for Cypress (which includes new formulations of the Licensed Product developed by Third Parties for Cypress), its Affiliates and permitted sub-licensees other than the existing IR Formulation and the SR Formulation that have been developed by Pierre Fabre prior to the Effective Date, excluding however any minor improvements thereto.

        1.18    "Cypress Formulation Patents" shall mean all Patents Controlled by Cypress or its Affiliates that claim any Cypress Information developed using a Cypress Formulation and are necessary or useful for the development, manufacture, commercialization or use of Milnacipran and any Cypress Formulations in the Rest of the World. The Cypress Formulation Patents exclude any Cypress Patents.

        1.19    "Cypress Indemnitees" shall have the meaning set forth in Section 15.1(b).

        1.20    "Cypress Information" shall mean all data and Information developed or acquired by or for Cypress, its Affiliates and permitted sub-licensees and used by Cypress, its Affiliates and sub-licensees in filing for any Regulatory Approvals for the Licensed Products and marketing the Licensed Product in the Licensed Territory. Cypress Information excludes Cypress Patents and Cypress Formulation Patents.

        1.21    "Cypress Patents" shall mean all Patents Controlled by Cypress or its Affiliates that claim any Cypress Information developed using the IR Formulation or the SR Formulation and are necessary or useful for the development, manufacture, commercialization or use of Milnacipran and the Cypress Product in the Rest of the World. The Cypress Patents include, without limitation, the Patents set forth on Exhibit D hereto and made a part hereof. The Cypress Patents exclude any Cypress Formulation Patents.

        1.22    "Cypress Product" shall mean any product containing Milnacipran as an active ingredient, in any formulation and through any mode of administration, that incorporates or uses the Licensed Technology or any Cypress Information developed using the IR Formulation or the SR Formulation or the manufacture, use or sale of which is within the scope of any claim of the Cypress Patents.

        1.23    "Date of First Commercial Sale" shall mean the actual date of first commercial sale of a Licensed Product in the Licensed Territory.

        1.24    "Development Plan" shall mean the development plan relating to the development of the Licensed Product in the Field in effect as of the Restatement Date (a copy of which has been provided to Pierre Fabre), subject to Steering Committee review and discussion pursuant to Section 9.2(b) and as may be amended from time to time by Cypress.

        1.25    "Early Termination" shall have the meaning set forth in Section 14.3(b).

        1.26    "Effective Date" shall mean August 1, 2001.

        1.27    "Estimated Date of First Commercial Sale" shall mean the estimated Date of First Commercial Sale of a Licensed Product in the Licensed Territory, as may be established from time to time by Cypress pursuant to the Supply Agreement.

        1.28    "Exclusive Period" shall mean the period beginning upon the Restatement Date and ending five years after first commercial sale of a Licensed Product in the Licensed Territory.

        1.29    "FDA" shall mean the United States Food and Drug Administration.

        1.30    "Field" shall mean any and all indications.

        1.31    "Finished Licensed Product" shall mean the Licensed Product in final dosage form including final packaging and ready for use by the ultimate consumer.

        1.32    "Fiscal Year" shall have the meaning set forth in Section 5.3(a).

        1.33    "FMS" shall mean the prevention and treatment of fibromyalgia syndrome.

        1.34    "Forest" shall mean Forest Laboratories Ireland Limited, an Irish corporation and a wholly owned subsidiary of Forest Laboratories, Inc., a Delaware corporation.

        1.35    "Forest Formulation" shall have the meaning set forth in Section 4.1 of the Letter Agreement.

        1.36    "Forest Product" shall have the meaning set forth in Section 5.4(c).

        1.37    "Generic Product" shall have the meaning set forth in Section 2.2.

        1.38    "ICC" shall have the meaning set forth in Section 16.2(a).

        1.39    "IND" shall mean an Investigational New Drug Application filed with the FDA, or the equivalent application or filing necessary to commence human clinical trials in another country or other jurisdiction, as applicable.

        1.40    "IND Clearance Date" shall mean January 2, 2002.

        1.41    "Indemnified Party" shall have the meaning set forth in Section 15.2(a).

        1.42    "Indemnifying Party" shall have the meaning set forth in Section 15.2(a).

        1.43    "Information" shall mean all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether or not patentable), methods, manufacturing processes, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test and safety data and results), analytical and quality control data, results or descriptions and software, (b) compounds, compositions of matter, cells, cell lines, assays, and physical, biological or chemical material, and (c) marketing data, including clinical studies designed to support promotional efforts, in each case, relating to API or to the Licensed Product in any indication.

        1.44    "Letter Agreement" shall mean the agreement to be entered into among Pierre Fabre, Cypress and Forest as of the Restatement Date, as may be amended.

        1.45    "License Term" shall have the meaning set forth in Section 14.1.

        1.46    "Licensed Product" shall mean any product (including a Cypress Product or product containing a Cypress Formulation or a Forest Formulation) containing Milnacipran as an active ingredient, in any formulation and through any mode of administration, that incorporates or uses the Licensed Technology or the manufacture, use or sale of which Licensed Product is otherwise within the scope of any claim of the Pierre Fabre Patents. The Licensed Product includes the following formulations developed by Pierre Fabre prior to the Effective Date:

          (a)   the immediate release formulation in capsule form containing 25 mg and 50 mg of Milnacipran (the "IR Formulation"), and

          (b)   the slow release formulation covered by Pierre Fabre Patents containing 120 mg of Milnacipran (the "SR Formulation").

        1.47    "Licensed Product Shortfall" shall have the meaning set forth in Section 5.3(b)(ii).

        1.48    "Licensed Technology" shall mean the Pierre Fabre Patents and the Pierre Fabre Know-How.

        1.49    "Licensed Territory" shall mean the United States of America, its territories and possessions and Canada.

        1.50    "Losses" shall have the meaning set forth in Section 15.1(a).

        1.51    "Manufacturing Know-How" shall mean all data, Information and know-how in the possession of Pierre Fabre prior to the Effective Date or developed or acquired by or for Pierre Fabre during the License Term relating to the manufacture of the API.

        1.52    "Marketing Plan" shall have the meaning set forth in Section 5.2.

        1.53    "Maximum Sub-licensee Payment Amount" shall mean any and all payments made by Cypress to Pierre Fabre in respect of Sub-licensee Payments pursuant to Section 6.5 up to and including $7,500,000 in the aggregate.

        1.54    "Milnacipran" shall mean the substance known as milnacipran (INN), which expressly excludes any analogs, derivatives and enantiomers of milnacipran (INN).

        1.55    "Minimums" shall have the meaning set forth in Section 5.3(b)(i).

        1.56    "NDA" shall mean a New Drug Application and all amendments and supplements thereto filed with the FDA (as more fully defined in 21 C.F.R. 314.5 et seq.), or the equivalent application filed with any equivalent agency or governmental authority outside the United States (including any supra-national agency such as in the European Union) requiring such filing, including all documents, data and other information concerning a pharmaceutical product that are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product.

        1.57    "Negotiation Period" shall have the meaning set forth in Section 2.1(b).

        1.58    "Net Sales" shall, for the applicable period, mean the amount equal to the total units invoiced by Pierre Fabre or Cypress, as applicable, or their respective Affiliates or sub-licensees to a Third Party which is not an Affiliate or sub-licensee of the selling party at the actual Net Selling Price.

        1.59    "Net Selling Price" shall, for the applicable period, mean on a country by country basis the price invoiced by Pierre Fabre or Cypress, as applicable, or their respective Affiliates or sub-licensees to a Third Party which is not an Affiliate or sub-licensee of the selling party (unless such Affiliate or sub-licensee is the final user of and does not further sell such product, in which case the amount billed therefor shall be deemed to be the amount that would be billed to a Third Party in an arm's-length transaction) for sales of any Licensed Product to such Third Parties less the following items, as allocable to such Licensed Product: (i) trade discounts, credits or allowances, including without limitation, discounts provided by means of chargebacks, rebates and administrative fees charged by customers or health care organizations determined based upon sales, (ii) credits or allowances additionally granted upon returns, rejections or recalls (except where any such recall arises out of Pierre Fabre's or Cypress' or its Affiliate's or sub-licensee's gross negligence, willful misconduct or fraud), (iii) freight, shipping and insurance charges, (iv) taxes, duties or other governmental tariffs

(other than income taxes) and (v) rebates, discounts or other payments on sales of Licensed Product that are mandated by the government.

        1.60    "New Salts" shall mean any variant of the hydrochloride salt form of Milnacipran resulting from the chemical substitution of the chloride counterion.

        1.61    "Option Period" shall have the meaning set forth in Section 4.4.

        1.62    "Original Notice" shall have the meaning set forth in Section 2.1(b).

        1.63    "Patent" shall mean (a) valid and enforceable patents, re-examinations, reissues, renewals, confirmations, extensions (including supplemental protection certificates) and term restorations, and (b) pending applications for patents, including, without limitation, continuations, continuations-in-part, provisionals, divisionals and substitute applications, including, without limitation, inventors' certificates.

        1.64    "Phase II Clinical Trials" shall mean those trials on sufficient numbers of patients that are designed to establish the safety and biological activity of a drug for its intended use, and to define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed, as further defined in Federal Regulation 21 C.F.R. 312.21.

        1.65    "Phase III Clinical Trials" shall mean those trials on sufficient numbers of patients that are designed to establish that a drug is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed, and supporting Regulatory Approval of such drug or label expansion of such drug, as further defined in Federal Regulation 21 C.F.R. 312.21.

        1.66    "Pierre Fabre [...***...]" shall mean the [...***...] Milnacipran [...***...] referred to by Pierre Fabre as [...***...].

        1.67    "Pierre Fabre Indemnitees" shall have the meaning set forth in Section 15.1(a).

        1.68    "Pierre Fabre Know-How" shall mean Information that is Controlled by Pierre Fabre or its Affiliates that is not covered by the Pierre Fabre Patents but is related to the API or the Licensed Product. The Pierre Fabre Know-How includes, without limitation, the Information described on Exhibit A. Pierre Fabre Know-How shall exclude Manufacturing Know-How, subject to the terms of the Supply Agreement.

        1.69    "Pierre Fabre Patents" shall mean all Patents Controlled by Pierre Fabre or any of its Affiliates that are necessary or useful for the development, manufacture, commercialization or use of Milnacipran and the Licensed Product in the Licensed Territory. The Pierre Fabre Patents include, without limitation, the Patents set forth on Exhibit B.

        1.70    "Regulatory Approval" shall mean any and all approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of health/regulatory authorities or any country, federal, state or local regulatory agency, department, bureau or other government entity that is legally required or necessary from an economic point of view for the manufacture, use, storage, import, transport and/or sale of a Licensed Product in such jurisdiction.

        1.71    "Rest of the World" shall mean the entire world excluding the Licensed Territory.

        1.72    "Respondent" shall have the meaning set forth in Section 16.2(b).

        1.73    "Request" shall have the meaning set forth in Section 16.2(b).

        1.74    "Rules" shall have the meaning set forth in Section 16.2(a).

        1.75    "Sales Forecasts" shall have the meaning set forth in Section 5.3(a).

        1.76    "Selection Criteria" shall mean the criteria set forth on Exhibit E.

        1.77    "SNRI product" shall mean any serotonin norepinephrine reuptake inhibitor product, meaning an agent whose sole mode of action (including major metabolites) is through the selective reuptake inhibition of the two monoamines, serotonin (5-HT) and norepinephrine (NA). The sole mode of action means a low binding affinity (>1000nM) on standard assays for dopamine D1- and D2 class receptors; serotonergic 1, 2, and 3 class receptors; adrenergic alpha and beta receptors; cholinergic nicotinic and muscarinic receptors; glutamatergic AMPA, Kainate, NMDA, and metabotropic receptors; histaminegic 1- and 2-class receptors; MU-, kappa-, delta-opioid receptors; Orphanin (ORL1) receptors; Neurokinin (NK1, NK2, NK3) receptors; Neuropeptide Y receptors; Sigma (sigma-1, sigma-2) receptors; Vanilloid receptors; Adenosine A1 receptors; Calcitonin gene-related peptide (CGRP) receptor; Cannabinoid (CB1, CB2) receptors; Cholecystokinin (CCK1, CCK2) receptors; Nerotensin receptors; Voltage-gated calcium channels (N-, P/Q-, L-, T-type); Voltage-gated sodium channels; Bradykinin (B1, B2) receptors; GABA-A, GABA-B receptors; Galanin (GAL1, GAL2) receptors; Neuropeptide FF receptors; Melanocortin (MC1, MC3, MC4, MC5) receptors; Prostanoid (EP1) receptors; Endothelin (ETA, ETB) receptors; and Prostanoid (TXA2) receptors. The agent should also not effect MAO-A and—B enzyme activity. The IC50 or KI of in vitro reuptake inhibition for NA and 5-HT must be both <1000nM, while the selectivity ratio for 5-HT and NA (i.e., IC50 or KI of 5-HT in vitro reuptake inhibition divided by that of NA) must range between 0.2 and 5. Similarly, the IC50 of KI of in vitroreuptake inhibition for dopamine must be >1000 nM, with a selectivity ratio for dopamine vs. NA or 5-HT of >50. Finally, the agent must not effect the release of the amines, including 5-HT, NA and dopamine.

        1.78    "Steering Committee" shall have the meaning set forth in Section 9.1.

        1.79    "Stub Year" shall have the meaning set forth in Section 5.3(a).

        1.80    "Sub-licensee Payments" shall mean any license fees, other license payments or milestone payments received by Cypress or any of its Affiliates from any sub-licensee with respect to the Licensed Product, but excluding any amounts received from such sub-licensee (a) as royalty payments, (b) as payments for any research and development funding, (c) for securities of Cypress issued to such sub-licensee or (d) as a bona fide loan.

        1.81    "Supply Agreement" shall mean the Purchase and Supply Agreement between Cypress and Pierre Fabre, dated as of the Restatement Date, as may be amended, modified or restated from time to time.

        1.82    "Third Party" shall mean any entity other than Cypress or Pierre Fabre or an Affiliate of Cypress or Pierre Fabre.

        1.83    "Trademark License Agreement" shall mean the First Restated Trademark License Agreement between Cypress and Pierre Fabre, dated as of the Restatement Date, as may be amended, modified or restated from time to time.

        1.84    "Trademarks" shall have the meaning set forth in the Trademark License Agreement.

        1.85    "Transfer Price" shall have the meaning set forth in the Supply Agreement.

        1.86    "Valid Claim" shall mean (a) a claim of an issued Patent included within the Cypress Patents or the Cypress Formulation Patents, which has not (i) expired or been canceled, (ii) been declared invalid by an unreversed and unappealable decision of a court or other appropriate body of competent jurisdiction, (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (iv) been abandoned, or (b) a claim under a pending application for a Patent under the Cypress Patents or the Cypress Formulation Patents.

2.    LICENSE GRANTS

        2.1    License Grant by Pierre Fabre.

          (a)   Pierre Fabre hereby grants to Cypress during the License Term, an exclusive license, with the right to sub-license subject to this Section 2.1, to develop, register, use, distribute, sell, offer for sale, have sold and import the Licensed Product in the Licensed Territory in the Field, which license shall be under the Licensed Technology. Pierre Fabre further grants Cypress a license to use Licensed Technology, to the extent necessary to formulate or have the API formulated into Bulk Licensed Product and package Bulk Licensed Product into Finished Licensed Product, solely for sale of Licensed Product in the Licensed Territory.

          (b)   Cypress shall have the right to sub-license the rights granted under Section 2.1 above after due consultation with Pierre Fabre; provided, that, should Cypress decide to appoint a sub-licensee for the development, registration, marketing and sale of the Licensed Product in the Field in the Licensed Territory, then Cypress shall provide Pierre Fabre with written notice thereof (the "Original Notice") and hereby grants Pierre Fabre a right of first discussion to take such license if at that time, Pierre Fabre has an Affiliate in the Licensed Territory, and upon Pierre Fabre's request, shall enter into good faith negotiations with Pierre Fabre to grant Pierre Fabre marketing rights to the Licensed Product in the Field in the Licensed Territory. If Pierre Fabre does not notify Cypress of its interest in sub-licensing the Licensed Product, in the Licensed Territory in the Field within 30 days from receipt of the Original Notice, then Cypress shall be free to appoint a Third Party as sub-licensee for the development, registration, marketing and sale of the Licensed Product in the Field in the Licensed Territory. In the event that Pierre Fabre is interested in obtaining such a license, it shall notify Cypress in writing within 30 days after receipt of the Original Notice whereupon the parties shall negotiate in good faith for up to two months (the "Negotiation Period") from the date of the Original Notice. If the parties fail to enter into a definitive agreement granting Pierre Fabre such rights within such two-month negotiation period despite mutual efforts made by both parties to reach an agreement, it shall be deemed to constitute rejection by Pierre Fabre of such right and then Cypress shall be free to appoint a Third Party as sub-licensee pursuant to the sub-license rights granted pursuant to Section 2.1(a) above. Pierre Fabre shall have no rights under this Section 2.1(b) if the Negotiation Period expires without Cypress and Pierre Fabre entering into a definitive agreement. Pierre Fabre acknowledges that it has waived its rights under this Section 2.1(b) with respect to the sub-license granted by Cypress to Forest as contemplated in the Collaboration Agreement.

          (c)   When selecting a sub-licensee, Cypress shall give appropriate consideration to the following: whether such sub-licensee has proven capabilities in clinical development, registration and marketing of pharmaceutical drugs in the Licensed Territory; and whether such sub-licensee will bring significant valuable skills, assets and resources to successfully develop and register the Licensed Product in a timely manner and to maximize its commercial potential in the Field in the Licensed Territory.

          (d)   Any sub-license granted by Cypress under this Agreement will provide the sub-licensee gross margins on the Licensed Product that are consistent with industry standards based on the stage of development of the Licensed Product and designed to enable the commercial success of the Licensed Product, each as determined at the time such sub-license is negotiated.

          (e)   Cypress shall cause its sub-licensee(s) to fully comply with all the terms and conditions described in this Agreement, the Trademark License Agreement and the Supply Agreement, specifically including, but not limited to, the requirements in Sections 3.3 and 3.4 regarding registration and pre-marketing activities, Section 5.2 regarding launch, promotion and distribution of the Licensed Product, Section 5.3(a) regarding Sales Forecasts and Section 5.3(b) regarding Minimums and with respect to the applicable territory licensed to such sub-licensee.

          (f)    Forest may further sub-license the rights in the Licensed Technology granted to it by Cypress under the Collaboration Agreement, subject to the terms of the Letter Agreement with respect to such sub-license right.

        2.2    Right to Commercialize Generic Licensed Product.    Subject to the terms and conditions of this Agreement and the Trademark License Agreement, Cypress or Forest may, under the license granted in Section 2.1, use, distribute, sell, offer for sale, have sold and import Licensed Product as a generic product ("Generic Product") in a country of the Licensed Territory at any time after [...***...] Cypress will promptly send to Pierre Fabre [...***...] and will notify Pierre Fabre promptly in writing in the event that Cypress or Forest decides to use, distribute, sell, offer for sale, have sold or import Licensed Product as a Generic Product in such country of the Licensed Territory, as contemplated by this Section 2.2.

        2.3    Right regarding [...***...].    Notwithstanding the definition of Field and the terms of Section 2.1, as of the Restatement Date, Cypress acknowledges that neither it nor Forest or any of Forest's Affiliates has [...***...]. Should, at any time during the License Term, Cypress, its Affiliates or sub-licensees [...***...] Cypress shall first consult and discuss in good faith with Pierre Fabre, the strategy to be implemented, including appropriate intellectual property protection, [...***...]

        2.4    Rights Retained by Pierre Fabre.    Except as expressly provided in this Agreement, Pierre Fabre shall retain, without limitation, the following rights:

          (a)   the exclusive worldwide right under the Licensed Technology to make and have made API, subject to the terms of the Supply Agreement;

          (b)   the exclusive worldwide right under the Licensed Technology to make and have made the Licensed Product using the IR Formulation and/or the SR Formulation for the Rest of the World; and

          (c)   the exclusive right under the Licensed Technology to use, distribute, sell, offer for sale, have sold and import the Licensed Product in the Rest of the World in the Field.

3.    DEVELOPMENT AND REGISTRATION

        3.1    Development Activities.    Cypress shall use Commercially Reasonable Efforts to develop the Licensed Product in the United States and if determined appropriate by Cypress or Forest, Canada, at its own expense, in accordance with the Development Plan. Cypress shall also use Commercially Reasonable Efforts to develop the Licensed Product in FMS in the United States in accordance with the Development Plan, which will include, without limitation, Commercially Reasonable Efforts to commence Phase II Clinical Trials of Licensed Product in FMS in the United States, to commence Phase III Clinical Trials of Licensed Product in FMS in the United States and to file an NDA for Licensed Product in FMS in the United States and, if determined appropriate by Cypress or Forest after review by the Steering Committee as contemplated in Section 9.2, Canada, within [...***...] following the Restatement Date, which timeline shall be subject to adjustment based upon FDA requirements and the formulation of Licensed Product developed. The Development Plan may be amended by Cypress and, if applicable, its sub-licensees.

        3.2    Transfer of all INDs in Extended Territory.    If the Licensed Territory is extended pursuant to Section 2.4, Pierre Fabre will promptly transfer to Cypress, all INDs for Milnacipran, if any, filed by Pierre Fabre with respect to the applicable indication within the Field in any other countries in the Licensed Territory as requested by Cypress.

        3.3    Registration Activities.    In conducting registration activities, Cypress shall use Commercially Reasonable Efforts to obtain in a timely manner NDA approvals and any additional Regulatory Approvals with respect to Licensed Product by the health/regulatory authorities of the United States, and if determined appropriate by Cypress or Forest after review by the Steering Committee as contemplated in Section 9.2, Canada; provided, however, that the parties acknowledge that such Regulatory Approvals may not be granted. Cypress shall also keep Pierre Fabre fully informed of the registration process through the Steering Committee and upon request of Pierre Fabre, shall allow Pierre Fabre representatives to participate in substantive meetings with the health/regulatory authorities of the Licensed Territory, if permitted by such health/regulatory authorities.

        3.4    Pre-marketing Activities.    During the development of the Licensed Product and until Cypress commences commercialization of the Licensed Product in the Field, Cypress shall conduct pre-marketing activities as determined by Cypress after review by the Steering Committee as contemplated in Section 9.2, and use Commercially Reasonable Efforts to successfully launch the Licensed Product in the Licensed Territory.

        3.5    Employee of Pierre Fabre.    Pierre Fabre may delegate one of its employees to work at Cypress' offices for as long as mutually agreeable between Cypress and Pierre Fabre. Such employee shall be integrated into the Cypress team responsible for development of the Licensed Product, and involved in coordination of the development and registration activities between Pierre Fabre and Cypress for the Licensed Product. Cypress and Pierre Fabre shall mutually determine the nature and scope of the work to be accomplished by such employee, and such employee shall be subject to periodic performance evaluations to be made jointly by Cypress and Pierre Fabre. All costs in connection with the employment of such employee, including, without limitation, salary (including all payroll tax withholdings), fringe benefits (including medical, dental, life, disability, workers' compensation or other insurance coverage provided by Pierre Fabre), all employment-related taxes, costs incurred in obtaining a work visa, if necessary, and any other costs incident to such employee's employment, will be directly paid by Pierre Fabre. Cypress will provide office space and job-related equipment for such employee and such employee shall agree to be subject to Cypress' standard policies and procedures while at Cypress' facilities.

4.    RIGHT TO USE AND LICENSE CERTAIN INFORMATION AND PATENTS

        4.1    Access to Information and Patents.    Cypress Information derived from Cypress and its Affiliates' or permitted sub-licensees' development, marketing and other permitted activities under and during the License Term with respect to the Licensed Product and all intellectual property rights in connection therewith, if any, including, without limitation, Cypress Patents shall be the sole property of Cypress or of its Affiliates or sub-licensees. Cypress shall, through the Steering Committee pursuant to Section 9.2 and as provided in Section 11.2, regularly provide Pierre Fabre with up-dated information regarding Cypress Information, Cypress Formulations, Cypress Patents, Cypress Formulation Patents and development of New Salts. In addition, to the extent that Cypress deems necessary, it will facilitate any discussions between Pierre Fabre and any sub-licensee.

        4.2    License Grant by Cypress on Cypress Product.

          (a)   Subject to the terms and conditions of this Agreement, with respect to Cypress Information applicable to an indication within the Field provided to Pierre Fabre under Section 4.1, Cypress hereby grants to Pierre Fabre a royalty-bearing, exclusive license, with the right to sub-license, under the Cypress Patents claiming such Cypress Information, and to use such Cypress Information, in each case to develop, register, manufacture, use, distribute, sell, offer for sale and have sold the Cypress Product in the Rest of the World in such indication within the Field. The license and royalty provisions in Sections 4.2(a) and (b) shall apply to the Pierre Fabre [...***...] to the extent the development, registration, manufacture, use, distribution or sale of the Pierre Fabre [...***...] in the Rest of the World is within the scope of any Valid Claim of the Cypress Patents or involves the use of such Cypress Information. If the development, manufacture, use, distribution and sale of the Pierre Fabre [...***...] in the Rest of the World is not within the scope of any Valid Claim of the Cypress Patents and does not involve the use of any such Cypress

  Information, then the license and royalty provisions in Sections 4.2(a) and (b) shall not apply to the Pierre Fabre [...***...].

          (b)   In consideration of the license granted under Section 4.2(a), Pierre Fabre shall pay Cypress a royalty of [...***...] on Net Sales by Pierre Fabre and its Affiliates and sub-licensees (determined in accordance with Section 4.2(b)), on a country-by-country and indication-by-indication basis in the Rest of the World as follows:

              (i)  [...***...] of such royalty [...***...] will be payable if, and only if, Pierre Fabre or any of its Affiliates or sub-licensees can use United States Phase III Clinical Trials data included in the Cypress Information with respect to an indication as data for a pivotal study for such indication in the applicable country in the Rest of the World to file and obtain registration, without Pierre Fabre or its Affiliates or sub-licensees being required to conduct an additional pivotal study in such country to confirm the efficacy in the applicable indication. The royalty under this Section 4.2(b)(i) shall be payable for the 10 year period after the first commercial sale of the Cypress Product by Pierre Fabre or any of its Affiliates or sub-licensees in the applicable indication in the applicable country; and

             (ii)  [...***...] of such royalty [...***...] will be payable beginning on the first commercial sale of the Cypress Product by Pierre Fabre or any of its Affiliates or sub-licensees for the applicable indication in the applicable country and continuing (A) until expiration of the last to expire Valid Claim within the Cypress Patents covering the use of Cypress Product for the applicable indication in the applicable country, or (B) alternatively, if no such Valid Claim exists, for the duration of the exclusivity resulting from data protection for the Cypress Information applicable to such indication in the applicable country; provided, however, that once a Generic Product is sold in the applicable country in the Rest of the World, then the [...***...] royalty shall no longer be due, either in respect of a Valid Claim or on the basis of data protection exclusivity, with respect to the applicable indication and the applicable country.

           (iii)  For each country in which Pierre Fabre or any of its Affiliates or sub-licensees are selling Licensed Product prior to and continuing on the date of the first sale of Cypress Product in such country, for the term beginning on the date of the first sale of Cypress Product and ending [...***...] later, the royalty payment due to Cypress under Sections 4.2(b)(i) and (ii) in each given country will be calculated by multiplying the royalty rate by the amount by which (A) the aggregate [...***...] exceeds (B) the [...***...].

            (iv)  For (A) each country in which Pierre Fabre and its Affiliates and sub-licensees do not have existing sales of Licensed Product on the date of the first sale of Cypress Product in such country where Licensed Product is first sold on or after the date of the first sale of Cypress Product in such country and (B) each country in which Pierre Fabre or any of its Affiliates or sub-licensee(s) were selling Licensed Product on the date of the first sale of Cypress Product in such country, following the date that is [...***...] after the date of the first sale of Cypress Product, an expert in market analysis of pharmaceutical products will be appointed (the "Administrator") by mutual written agreement of Pierre Fabre and Cypress who will determine on an annual basis, or less frequently as determined by mutual written agreement of Pierre Fabre and Cypress, the applicable percentages of the market for sales of Licensed Product and Cypress Product which are attributable to indications covered by Cypress Information and Cypress Patents. The royalty payment due to Cypress under Sections 4.2(b)(i) and (ii) in each given country will be calculated by multiplying the [...***...]by (x) the [...***...] by (y) the [...***...]. Each determination of the Administrator shall be final and binding on both Cypress and Pierre Fabre. Cypress and Pierre Fabre shall each bear its own attorney's fees, costs, and disbursements arising out of such process, and shall pay an equal share of the fees and costs of the Administrator.

          (c)   All provisions of Section 10 apply to this Section 4.2 as though the term "Cypress Product" were contained in Section 10. The defined terms, "Net Selling Price" and Net Sales," shall apply to this Section 4.2 as though the term "Cypress Product" were contained in such definitions.

          (d)   Cypress agrees to use Commercially Reasonable Efforts to obtain from Third Parties that generate data and Information using the IR Formulation or the SR Formulation on behalf of Cypress, the right to include such data and Information in the Cypress Information and to sub-license to Pierre Fabre, with a further right to sub-license, any Patents licensed to Cypress by such Third Party that claim such data and Information and are necessary or useful for the development, manufacture, commercialization or use of Milnacipran and Cypress Product in the Rest of the World. Cypress has obtained such rights with respect to Forest under the Collaboration Agreement.

        4.3    Cypress Proprietary Formulations.    Pierre Fabre agrees that the license granted to Cypress pursuant to Section 2.1 provides Cypress and its sub-licensees with the right to develop and commercialize Cypress Formulations. Cypress, or its sub-licensee if Cypress grants such right to such sub-licensee, shall have the right to decide which formulation of Licensed Product to develop and commercialize in the Licensed Territory, based on the Selection Criteria. In the event that Cypress or any of its sub-licensees decides to develop any Cypress Formulation, rather than the IR Formulation or SR Formulation, based on the Selection Criteria, Cypress will then notify Pierre Fabre of such Cypress Formulation(s), and the parties will negotiate in good faith the grant by Cypress of an exclusive license under the Cypress Formulation Patents to Pierre Fabre, its Affiliates and sub-licensees to register, market and sell such Cypress Formulation(s) for the Rest of the World on commercially reasonable terms, provided that the royalty to be paid by Pierre Fabre in consideration of the rights granted in Section 4.2 shall be included in the overall economic discussion. Cypress or its Affiliates or sub-licensees will own and control any intellectual property claiming Cypress Formulations, including, without limitation, the Cypress Formulation Patents.

        4.4    New Salts.    Pierre Fabre agrees that the license granted to Cypress pursuant to Section 2.1 includes the right for Cypress and its sub-licensees to develop and commercialize New Salts. In the event that Cypress decides to develop any New Salts, Cypress will then notify Pierre Fabre of such New Salts and beginning on the date of such notification and ending [...***...] (the "Option Period"), Cypress will grant to Pierre Fabre an exclusive option to license such New Salts. During the Option Period, the parties will negotiate in good faith the terms and conditions of the grant by Cypress of an exclusive license to Pierre Fabre, its Affiliates and sub-licensees to register, market and sell such New Salts under the applicable Patents Controlled by Cypress for the Rest of the World on commercially reasonable terms. Cypress or its Affiliates or sub-licensees will own and control any intellectual property claiming any New Salts. Cypress agrees to consult with Pierre Fabre regarding supply of New Salts.

5.    TRADEMARKS—MARKETING; SALES PROMOTION; LIMITATIONS

        5.1    Trademarks; Trade dress Marking.    In the Licensed Territory, the Licensed Product (other than a non-branded Generic Product) will be sold by Cypress, its Affiliates and sub-licensees exclusively under the Trademarks under the terms and conditions of the Trademark License Agreement. The Licensed Product (other than a non-branded Generic Product) will be marketed by Cypress and its permitted sub-licensees in the Licensed Territory under Cypress' or Cypress sub-licensees' trade dress which shall include the notice "Licensed from PIERRE FABRE" in a legible manner on all packaging, leaflets, documents, congress materials and generally in association with the reference to the Licensed Product and the Trademarks, so far as this is acceptable under applicable laws and regulations in the

Licensed Territory. The terms and conditions of Pierre Fabre's use of the Trademarks in the Rest of the World shall be as provided in the Trademark Agreement.

        5.2    Responsibility for Launch, Promoting and Distributing the Licensed Product.    Cypress and its permitted sub-licensees shall be solely responsible for the launch, promotion and distribution of the Licensed Product in the Licensed Territory, provided that the decision to launch the Licensed Product in Canada shall be subject to the good faith business judgment of Cypress or Forest, after review by the Steering Committee as contemplated in Section 9.2. Cypress shall use or shall cause its sub-licensee to use Commercially Reasonable Efforts to launch, register, promote and distribute Licensed Product in Canada, and if Cypress or its sub-licensee does not do so, then Pierre Fabre may terminate this Agreement with respect to Canada pursuant to Section 14.2(a)(ii). All costs associated with the launch, promotion and distribution of the Licensed Product shall be borne by Cypress and its permitted sub-licensees. The launch of the Licensed Product by Cypress or its permitted sub-licensee in the United States shall take place within no more than six months following NDA approval, including for this purpose, FDA approval of labeling and product launch promotional materials. No later than six months prior to the Estimated Date of First Commercial Sale in the United States, Cypress or its sub-licensee shall prepare and submit to the Steering Committee for review and comments a rolling three-year marketing and commercial plan for the Licensed Product in the Field in the Licensed Territory that will include its (1) marketing strategy, (2) Sales Forecasts, as described in Section 5.3(a), and (3) Minimums, as described in Section 5.3(b) (the "Marketing Plan"). The Marketing Plan for each Fiscal Year shall also include amounts budgeted for expenditures by Cypress or its sub-licensee on sales and sales management, physician promotion and medical education for Licensed Product in such Fiscal Year and the aggregate number of detailing calls with respect to Licensed Product that are projected in such Fiscal Year. The Marketing Plan shall be updated on an annual Fiscal Year basis by Cypress or its sub-licensee and delivered prior to the beginning of such Fiscal Year, and the updated Marketing Plan shall be reviewed by the Steering Committee as contemplated in Section 9.2.

        5.3    Sales Forecasts and Minimums.    During the License Term, Cypress (itself or through its sub-licensees) commits to procure sales, create a demand and continuously develop the sales of the Licensed Product in the Field in the Licensed Territory using Commercially Reasonable Efforts.

          (a)    Sales Forecasts.    As part of the Marketing Plan, Cypress or its sub-licensee shall deliver to Pierre Fabre each year of the License Term a rolling [...***...] sales forecast for Licensed Product in the Field in the Licensed Territory, as provided in this Section 5.3(a) (the "Sales Forecasts"). Each annual period reflected in the Sales Forecasts shall begin on April 1 and end on the following March 31 (the "Fiscal Year"), and such Sales Forecasts shall reflect forecasted sales of Licensed Product on a monthly basis during the Fiscal Years presented in the Sales Forecasts; provided, that, each Sales Forecast to be delivered prior to the Date of First Commercial Sale shall reflect sales for the period beginning on the Date of First Commercial Sale through the following March 31 (the "Stub Year") and for the [...***...] occurring immediately after the Stub Year. Cypress shall deliver or cause to be delivered the Sales Forecasts no later than six months prior to the beginning of the Stub Year or each Fiscal Year, as the case may be. Cypress or its sub-licensee may adjust any Sales Forecast during the [...***...] and the [...***...] following the [...***...] in the event the labeling on Licensed Product is significantly different than the labeling that was anticipated by Cypress or its sub-licensee when preparing such Sales Forecasts (as reflected by the most recent Marketing Plan delivered by Cypress pursuant to this Agreement); provided further, that Cypress or its sub-licensee may adjust any Sales Forecast during any year beginning in the [...***...] following the [...***...] in response to substantial changes in market conditions that could not reasonably have been foreseen by Cypress or its sub-licensee when it submitted the Sales Forecast that it seeks to adjust. The parties acknowledge that, without limitation, the introduction of a new product in the market, a required change in labeling or approved indications of the Licensed Product, a change in the medical practice with respect to treatment of the applicable indication(s) and new regulatory restrictions are categories of events that could give rise to a substantial change in market conditions that could not reasonably have been foreseen by Cypress or its sub-licensee. Cypress or its sub-licensee shall prepare (or cause to be prepared) the Sales Forecasts in good faith based on factors determined to be relevant by Cypress or its sub-licensee, including, without limitation, projected sales of the Licensed Product in the Field, price positioning, foreseeable market trends and competition, and the Sales Forecasts shall, recognizing that forecasts for supply purposes may reflect inventory management and other operational requirements, correlate to the other forecasts and budgets required to be delivered to Pierre Fabre by Cypress or its sub-licensee under this Agreement, the Supply Agreement and the Letter Agreement.

          (b)    Minimums Based on Sales Forecasts.

              (i)  Cypress agrees that, for the [...***...] and each [...***...] thereafter, it (together with its sub-licensees) shall sell at least the following percentage of the forecasted sales of Licensed Product for such year as set forth in the most recent Sales Forecast provided for such year pursuant to Section 5.3(a): (A) for the [...***...] and the [...***...] thereafter, [...***...]; and (B) for each [...***...] thereafter, [...***...] (the "Minimums").

             (ii)  Within 60 days of the end of the [...***...] and [...***...], Cypress or its sub-licensee shall calculate the amount, if any, by which the Minimums exceed the actual sales of Licensed Product for such year (the "Licensed Product Shortfall"). If it is determined that there is a Licensed Product Shortfall in the [...***...] or any [...***...], Cypress or its sub-licensee shall pay to Pierre Fabre an amount equal to (1) the [...***...], and (2) [...***...]. The payment of the above compensation shall be made within 60 days following such calculation by Cypress or its sub-licensee and shall be accompanied by a report showing such calculation in reasonable detail. The parties agree that the payment by Cypress or its sub-licensee for any Licensed Product Shortfall shall be the exclusive remedy to Pierre Fabre for the failure of Cypress (together with its sub-licensees) to comply with its obligations under Section 5.3(b)(i), and such failure shall not be considered a material breach by Cypress or its sub-licensee under this Agreement.

        5.4    Limitations.

          (a)   The parties shall be subject to the provisions of Section 3.7 of the Letter Agreement.

          (b)   If, during the Exclusive Period, Cypress or any of its Affiliates or sub-licensees (other than Forest) or Pierre Fabre or any of its Affiliates or licensees markets or sells any product (other than (i) Licensed Product pursuant to the terms of this Agreement, (ii) SNRI product, which shall be subject to Section 3.7 of the Letter Agreement or (iii) Forest Product, which shall be subject to Section 5.4(c)) for FMS in the Licensed Territory using any Information developed or generated in the course of performance of this Agreement or disclosed to the selling party pursuant to this Agreement, such party will pay the other party a royalty based on net sales of such product, the amount to be determined by good faith negotiations between Cypress and Pierre Fabre. Such royalty shall be payable for the Exclusive Period, but in any event, the payment term shall not be less than three years and the provisions of Section 10 with respect to payment terms shall apply to such royalty payment.

          (c)   So long as Forest has rights under the Licensed Technology, if, during the Exclusive Period, Forest or any of its Affiliates, licensees or sub-licensees markets or sells any product containing the compound [...***...] ("Forest Product") for FMS in the United States (and Canada, if applicable), Cypress will cause Forest to negotiate in good faith with Pierre Fabre regarding compensation to Pierre Fabre for royalty payments, and, if applicable, milestone payments with respect to Licensed Product for the United States (and Canada, if applicable) that would have been made under this Agreement during the Exclusive Period had such Forest Product not been marketed or sold during the Exclusive Period and an amount equal to [...***...]. In the event the parties are not able to reach agreement with respect to the compensation that would be payable to Cypress and Pierre Fabre, the limited issue of the amount of such compensation shall be referred to one expert with relevant industry experience. If the parties cannot agree on one expert, then a panel of experts with relevant industry experience shall be formed for such purpose, which panel shall be comprised of (i) three experts with one expert being chosen by Forest and one expert being chosen by mutual agreement of Cypress and PierreFabre if Cypress and Pierre Fabre mutually agree to one expert, and the third expert being chosen by mutual agreement of the two experts chosen by the parties, or (ii) if Cypress and Pierre Fabre do not mutually agree to one expert, then five experts with one expert being chosen by Forest, one expert being chosen by Cypress, one expert being chosen by Pierre Fabre, and two experts being chosen by mutual agreement of the three experts chosen by the parties. The expert or panel of experts, as applicable, must be chosen within 30 days from the date of notice by any party regarding the need to appoint such expert or panel of experts. Each party shall provide such expert or panel of experts any information relevant to the issue of the amount of such compensation, including, without limitation, information regarding the projected sales of such Forest Product and the historical and projected sales of Licensed Product. The expert or panel of experts shall review such information provided, use such information in calculating the compensation payable by Forest to Cypress and Pierre Fabre and provide the parties with the result of such calculation within 30 days from the selection of the expert or the last expert on the panel, as applicable. Cypress, Forest and Pierre Fabre shall each pay one-third of the costs of engaging the expert or the panel of experts under this Section 5.4(c).

6.    UP FRONT FEES, MILESTONE AND ROYALTY PAYMENTS

        6.1    Payments.    As consideration for Pierre Fabre's entering into this Agreement with Cypress and for the rights granted to Cypress on the Licensed Technology, Cypress shall pay to Pierre Fabre the up-front fees, milestone payments, royalty payments and other payments described in this Section 6.

        6.2    Up-Front Fees.    Cypress shall pay to Pierre Fabre $750,000 within 15 days following the Effective Date (Pierre Fabre acknowledges that is has received such payment). In addition, within 15 days following the IND Clearance Date, Cypress shall pay Pierre Fabre $750,000 (Pierre Fabre acknowledges that is has received such payment). The up-front fees shall not be refundable to Cypress.

        6.3    Milestone Payments.    Within 15 days following the first occurrence of each of the events set forth below, Cypress shall pay to Pierre Fabre the one-time milestone payments set forth below (whether such milestone is achieved by Cypress or by its sub-licensee):

Milestone Event	Milestone Payment
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]

        The milestone payments shall not be refundable to Cypress.

        6.4    Royalties.    As further consideration for the rights and licenses hereby granted to Cypress in respect of the Licensed Technology, Cypress shall pay Pierre Fabre the following royalty payments:

          (a)   In consideration of the Pierre Fabre Patents, a royalty of [...***...] on the Net Sales of the Licensed Product made by Cypress, its Affiliates or sub-licensees in the Licensed Territory from the Date of First Commercial Sale of the Licensed Product until the last to expire of the Pierre Fabre Patents covering the Licensed Product, which are listed on Exhibit B (including the manufacturing process Patent of Milnacipran and the SR Formulation Patent) or any other future Pierre Fabre Patent which may be otherwise commercially useful to Cypress, its Affiliates or sub-licencees for the commercialization or use of Milnacipran and the Licensed Product in the Licensed Territory. To the extent such other Pierre Fabre Patent would be commercially useful only for a specific indication or formulation, then the aforesaid royalty shall be payable only with respect to Net Sales of the Licensed Product in such indication or formulation. Notwithstanding the above, such royalty shall not be owed to Pierre Fabre by Cypress under this Agreement with respect to (i) sales of Generic Product and (ii) the [...***...] so long as Forest is a sub-licensee of Cypress under this Agreement.

          (b)   In consideration for the Pierre Fabre Know-How, a royalty of [...***...] on the Net Sales of the Licensed Product made by Cypress, its Affiliates or sub-licensees in the Licensed Territory from the Date of First Commercial Sale of the Licensed Product until the 10th anniversary of the Date of First Commercial Sale of the Licensed Product; provided, however, that such royalty shall not be owed to Pierre Fabre with respect to sales of Generic Product.

          (c)   In consideration for the Trademarks, a royalty described in the Trademark License Agreement.

        6.5    Payment on Sub-Licensee Payments.    If Cypress grants a sub-license to a Third Party of the rights granted to Cypress under Section 2.1, Cypress agrees to pay to Pierre Fabre 5% of all Sub-licensee Payments; provided that, any amount paid by Cypress to Pierre Fabre above the Maximum Sub-licensee Payment Amount shall be credited against subsequent milestone payments and/or royalty payments owed by Cypress to Pierre Fabre under this Agreement and shall be carried forward to any subsequent years as applicable. Any amount owed and to be paid by Cypress to Pierre Fabre under this Section 6.5 will be paid within 60 days from the end of each calendar quarter during which Cypress receives a Sub-licensee Payment, and shall be accompanied by a reasonably detailed written report setting forth the amount of Sub-licensee Payments in respect of which such payment is being made; provided, however, that no such report shall be required if the reports to be delivered pursuant to Section 10.1 adequately provide such information.

7.    SUPPLY OF API

        7.1    Supply by Pierre Fabre.    Pierre Fabre agrees that it will manufacture and supply to Cypress and its sub-licensees, and Cypress and its sub-licensees will purchase from Pierre Fabre, quantities of API on the terms and conditions set forth in the Supply Agreement.

        7.2    Manufacture of the Licensed Product.

          (a)   Pierre Fabre agrees that it will provide Cypress with reasonable assistance in securing a Third Party manufacturer to produce Bulk Licensed Product on behalf of Cypress if the Bulk Licensed Product uses the IR Formulation or the SR Formulation, it being understood that it shall be Cypress' sole responsibility to enter into a manufacturing agreement with such Third Party manufacturer.

          (b)   Cypress shall use due care in the manufacturing, packaging and control of the Licensed Product and shall be responsible for observing quality standards and specifications set forth in the Supply Agreement, as well as cGMP (as defined in the Supply Agreement) and relevant regulations of the Licensed Territory with respect to manufacturing, packaging, quality control, storage and sale of ethical pharmaceuticals.

          (c)   Cypress shall permit Pierre Fabre and/or its authorized representative to inspect Cypress or the Third Party manufacturer premises where the Licensed Product is manufactured, packaged and stored, at reasonable times and upon reasonable notice.

8.    ADVERSE EVENTS

        8.1    Obligation to Provide Notice of Adverse Event.    Pierre Fabre and Cypress shall keep each other informed on all reports of adverse events of which it becomes aware, as described in this Section 8 and in Exhibit C, regardless of the origin of such reports (collectively, "AE"). The term "reports" shall include, without limitation, publications in journals or other media.

        8.2    Notice of Adverse Event.    Reports on such AE which according to the informing party's careful professional evaluation may negatively affect the efficacy versus toxicity of the Licensed Product or may have consequences regarding the Licensed Product information (e.g. labeling, data sheets, package inserts) or may require immediate safety measures (such as special information/warnings to the medical profession, patients, authorities or withdrawal of the Licensed Product) shall be forwarded to the other party hereof without delay after having become known. The same shall apply in case of reports on AE's being both serious and unexpected (i.e. not specified in the Licensed Product information). Information on all other reported AE's shall be provided according to the procedure described in Exhibit C hereto and made a part hereof.

        8.3    Procedure for Providing Notice of Adverse Event.    The informing party may, and is invited to give its professional evaluation of such reports, in particular with regard to suspected causality, either together with such information or at a later date. The aforementioned information shall be addressed to the individuals indicated in Section 6.2 of Exhibit C, or to such other address as may thereafter be provided by either party.

        8.4    Meeting Regarding Adverse Events.    In addition to the mutual exchange of AE information, via mail or telefax, meetings will be held upon mutual agreement of the parties, for purposes of discussing AE issues such as regarding the mutual exchange of AE information as defined in mutually agreed procedures. An agenda of any said meetings shall be forwarded by Pierre Fabre to Cypress one month prior to the date of such meetings. All reports to be provided by and to Cypress hereunder shall be in the English language.

9.     STEERING COMMITTEE

        9.1    Establishment of Steering Committee.    The parties have established a committee (the "Steering Committee"), which shall perform the functions provided in this Section 9. The Steering Committee shall consist of four persons (or such other even number of members as mutually agreed by the parties), with an equal number of members designated by each of Pierre Fabre and Cypress; provided that for so long as Forest is a sub-licensee of the Licensed Technology, one or more of the Cypress representatives on the Steering Committee shall be an employee of Forest or its Affiliate. Each Steering Committee member shall have experience appropriate for the activities to be conducted by the Steering Committee. The Steering Committee shall meet at such times and such places as shall be determined from time to time by Pierre Fabre and Cypress, but in any event, not less than twice in each calendar year. Members of the Steering Committee may participate in meetings of the Steering Committee in person or, if requested by either party, by telephone or video conference. A quorum for the conduct of business by the Steering Committee shall consist of one member designated by Pierre Fabre and one member designated by Cypress. The members designated by Pierre Fabre shall collectively have one vote, and the members designated by Cypress shall collectively have one vote. All actions and decisions by the Steering Committee shall require unanimous approval at a meeting at which a quorum is present, which shall be set forth in minutes of the proceedings of the Steering Committee, or unanimous written consent setting forth the actions or decisions taken. Expenses incurred by a member of the Steering Committee in connection with the activities of the Steering Committee will be borne by the party that designated such member.

        9.2    Steering Committee Functions.    The Steering Committee shall have the authority to conduct the following activities and such other activities as may be agreed to in writing by the parties:

          (a)   Monitor the progress and results of research and development conducted by Cypress, it Affiliates and sub-licensees with respect to the Licensed Product;

          (b)   Review and discuss any material modification to the Development Plan for the Licensed Product (which the Steering Committee will review and discuss as promptly as practicable);

          (c)   Review and discuss the Marketing Plan for the Licensed Product proposed by Cypress or its sub-licensee and any material modification to such Marketing Plan (which the Steering Committee will review and discuss as promptly as practicable);

          (d)   Coordinate mutual marketing and promotional activities of the parties and review, discuss and monitor any Phase IV clinical trials with respect to the Licensed Products;

          (e)   Review information regarding Cypress Information, Cypress Formulations, Cypress Patents, Cypress Formulation Patents and New Salts provided by Cypress;

          (f)    Review the publications according to the provisions of Section 13.4; and

          (g)   Review and discuss as may be necessary, the Estimated Date of First Commercial Sale.

        9.3    Dispute Resolution.    If the Steering Committee is unable to decide or resolve an issue with respect to any item, the issue shall be referred to the Chief Executive Officers of Pierre Fabre and Cypress, and if Cypress deems appropriate, Forest or any Affiliate of Forest that is primarily responsible for the activities of Forest under the Collaboration Agreement, as directed by Forest. Such officers of the parties shall meet promptly thereafter and shall negotiate in good faith to resolve such issue. If they cannot resolve the issue within 30 days of commencing such negotiations, the Chief Executive Officer of Cypress or Forest or its Affiliate, as determined by Cypress, shall have the final tie-breaking vote.

10.   PAYMENT; RECORDS; AUDITS

        10.1    Payment; Reports.    Royalty payments and reports for the sale of Licensed Product shall be calculated and reported for each calendar quarter by the party who owes such payment. All payments due to a party under this Agreement shall be paid within 60 days of the end of each calendar quarter, unless otherwise specifically provided herein. Each payment of royalties shall be accompanied by a report of Net Sales of Licensed Products in sufficient detail to permit confirmation of the accuracy of the payment made, including, without limitation and on a country-by-country basis, the number of Licensed Product sold, the gross sales and Net Sales of Licensed Product, the royalty, in United States dollars or in Euro as applicable, payable, the method used to calculate the payment and the exchange rates used.

        10.2    Exchange Rate; Manner and Place of Payment.    All payments hereunder due and payable by Pierre Fabre to Cypress shall be payable in United States dollars. All payments hereunder due and payable by Cypress to Pierre Fabre shall be payable in Euros. With respect to each quarter, for countries other than the United States, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange reported in The Wall Street Journal (absent any error) on the last business day of the applicable quarter. All payments owed under this Agreement shall be made by wire transfer to a bank and account designated in writing by the party entitled to receive such payment, unless otherwise specified in writing by such party.

        10.3    Withholding of Taxes.    The party receiving payments under this Agreement will pay any and all taxes levied on account of such payment. If any taxes are required to be withheld by the paying party, it will (a) deduct such taxes from the remitting payment, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the other party and certify its receipt by the taxing authority within 60 days following such payment.

        10.4    Records and Audits.    During the period during which a party is entitled to receive payments from the other party under this Agreement and for a period of four years thereafter, the selling party shall keep complete and accurate records pertaining to gross sales and Net Sales of the Licensed Products, including the expenses incurred by the selling party in sufficient detail to permit the other party to confirm the accuracy of all payments due hereunder. During the License Term and for a period of four years thereafter, Cypress further agrees to keep complete and accurate records pertaining to Sub-licensee Payments in sufficient detail to permit Pierre Fabre to confirm the accuracy of all payments due to Pierre Fabre pursuant to Section 6.5. A party shall have the right to cause an independent, certified public accountant reasonably acceptable to the other party to audit such records to confirm Net Sales and the corresponding payments and payments with respect to Sub-licensee Payments for a period covering not more than the preceding three years. Such audits may be exercised during normal business hours upon reasonable prior written notice to the audited party. Prompt adjustments shall be made by the parties to reflect the results of such audit. The party causing such audit shall bear the full cost of such audit unless such audit discloses a variance of more than 5% from the amount of the Net Sales or corresponding payments due under this Agreement. Pierre Fabre shall bear the cost of any audit of the Sub-licensee Payments, unless such audit discloses a variance of more than 5% from the amount of the Sub-licensee Payments due to Pierre Fabre under Section 6.5. In the case of a variance of more than 5%, the audited party shall bear the full cost of such audit. In the event of underpayment, the audited party shall promptly remit to the other party the amount of any underpayment.

        10.5    Prohibited Payments.    Notwithstanding any other provision of this Agreement, if a party is prevented from paying any payments due hereunder by virtue of the statutes, laws, codes or governmental regulations of the country from which the payment is to be made, then such payments may be paid by depositing funds in the currency in which accrued to the other party account in a bank acceptable to such other party in the country whose currency is involved.

        10.6    Late Payments.    In the event that any payment due hereunder is not made when due, the payment shall accrue interest from the date due at the rate of 1.5% per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate; provided further that no such interest shall accrue until the other party has provided written notice of such late payment or during any period that any dispute with respect to a payment is being diligently pursued in good faith by the party from whom such payment is claimed. The payment of such interest shall not limit a party from exercising any other rights it may have as a consequence of the lateness of any payment.

11.   INTELLECTUAL PROPERTY

        11.1    Patent Prosecution and Maintenance of the Pierre Fabre Patents.    Pierre Fabre shall be responsible for prosecution and maintenance of all Pierre Fabre Patents at Pierre Fabre's sole expense. Pierre Fabre shall consider in good faith the requests and suggestions of Cypress with respect to strategies for prosecuting the Pierre Fabre Patents in the Licensed Territory. Pierre Fabre shall keep Cypress informed of progress with regard to the prosecution, maintenance, enforcement and defense of the Pierre Fabre Patents by providing Cypress copies of official actions, amendments and responses with respect to such prosecution. In the event that Pierre Fabre desires to abandon any Pierre Fabre Patent in the Licensed Territory, Pierre Fabre shall provide reasonable prior written notice to Cypress of such intention to abandon and Cypress shall have the option to assume responsibility for such Pierre Fabre Patent, exercisable upon written notice to Pierre Fabre. If Cypress assumes responsibility for any Pierre Fabre Patent, such Patent shall be assigned to Cypress and shall no longer be included in the Pierre Fabre Patents subject to this Agreement.

        11.2    Patent Prosecution and Maintenance of the Cypress Patents and the Cypress Formulation Patents.    Cypress or its sub-licensees shall be responsible for prosecution and maintenance of all Cypress Patents and Cypress Formulation Patents at their sole expense. Cypress shall consider in good faith the requests and suggestions of Pierre Fabre with respect to strategies for prosecuting the Cypress Patents and Cypress Formulation Patents in the Rest of the World. Cypress shall keep Pierre Fabre informed of progress with regard to the prosecution, maintenance, enforcement and defense of the Cypress Patents and Cypress Formulation Patents by providing Pierre Fabre of copies of official actions, amendments and responses with respect to such prosecution. In the event that Cypress desires to abandon any Cypress Patent in the Rest of the World, Cypress shall provide reasonable prior written notice to Pierre Fabre of such intention to abandon and Pierre Fabre shall have the option to assume responsibility for such Cypress Patent, exercisable upon written notice to Cypress. If Pierre Fabre assumes responsibility for any Cypress Patent, such Patent shall be assigned to Pierre Fabre and shall no longer be included in the Cypress Patents subject to this Agreement.

        11.3    Cooperation of the Parties.    Each party agrees to cooperate fully in the prosecution of the Pierre Fabre Patents, the Cypress Patents and the Cypress Formulation Patents under this Agreement.

        11.4    Infringement by Third Parties of the Pierre Fabre Patents.

          (a)   Pierre Fabre and Cypress shall promptly notify the other in writing of any alleged or threatened infringement or any challenge to the validity of the Pierre Fabre Patents or any challenge to Pierre Fabre's ownership of or Cypress' and/or its licensees' right to use, the Pierre Fabre Patents of which they become aware. Both parties shall use their Commercially Reasonable Efforts in cooperating with each other to terminate such infringement without litigation.

          (b)   Pierre Fabre shall have the first right to bring and control any action or proceeding with respect to infringement of any of the Pierre Fabre Patents at its own expense and by counsel of its own choice, except for any such action or proceeding filed in connection with an ANDA filed by a Third Party (an "ANDA Proceeding"), which shall be governed by Section 11.4(c), and Cypress or its sub-licensee shall have the right, at its own expense, to be represented in any such action in the Licensed Territory by counsel of its own choice. In connection with such action or proceeding brought and controlled by Pierre Fabre, subject to Section 11.4(e), Cypress and Forest or its Affiliate may elect to share the costs with Pierre Fabre and any recovery realized as a result of such litigation as part of a cost-sharing arrangement, to be determined by mutual agreement of the parties in good faith, taking into account the relative economic interests of the parties. The party that brings and controls such action or proceeding shall keep the other parties updated regarding the status and, if the parties agree to any cost-sharing arrangement, costs of such action or proceeding. With respect to such infringement of any of the Pierre Fabre Patents in the Licensed Territory, if Pierre Fabre fails to bring an action or proceeding (other than an ANDA Proceeding which is subject to Section 11.4(c)) within (a) 45 days following the notice of alleged infringement or (b) 20 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Cypress or its sub-licensee shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Pierre Fabre shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Except as otherwise agreed to by the parties as part of a cost-sharing arrangement (including any cost-sharing arrangement determined under Section 11.4(e)), any recovery realized as a result of such litigation, other than an ANDA Proceeding, after reimbursement of any litigation expenses of Pierre Fabre and Cypress, shall be retained by the party that brought and controlled such litigation.

          (c)   Cypress or its sub-licensee shall have the first right to bring and control any ANDA Proceeding at its own expense and by counsel of its own choice, and Pierre Fabre shall have the right to be represented in any such action by counsel of its own choice. With respect to infringement of any of the Pierre Fabre Patents in the Licensed Territory claimed in an ANDA Proceeding, if Cypress or its sub-licensee fails to bring an action or proceeding within (a) 45 days following the notice of alleged infringement or (b) 20 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Pierre Fabre shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Cypress or its sub-licensee shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. So long as Forest is a sub-licensee under the Licensed Technology, if Cypress or Forest brings an ANDA Proceeding, Cypress, Forest and Pierre Fabre will share the costs and any recovery as part of a cost-sharing arrangement, to be determined by mutual agreement of the parties in good faith, taking into account the relative economic interests of the parties. The party that brings and controls such action or proceeding shall keep the other parties updated regarding the status and costs of such action or proceeding.

          (d)   In the event a party brings an infringement action, the other party shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney. Neither party shall have the right to settle any infringement litigation under this Section 11.4 relating to the Pierre Fabre Patents without the prior written consent of the other party.

          (e)   In the event Pierre Fabre brings an action or proceeding as contemplated under Section 11.4(b) and Cypress and Forest elect, as also contemplated under Section 11.4(b), to share the costs and any recovery realized as a result of such action or proceeding brought by Pierre Fabre and the parties are not able to reach an agreement with respect to such sharing of costs and potential recovery, Pierre Fabre may proceed with such action or proceeding and the limited issue of the allocation of costs and potential recovery shall be referred to an expert or a panel of experts, as provided below. In addition, in the event Cypress or Forest brings an ANDA Proceeding as contemplated under Section 11.4(c) and the parties are not able to reach an agreement with respect to such sharing of costs and potential recovery, Cypress or Forest, as applicable, may proceed with such action or proceeding based on a temporary cost-sharing arrangement between Cypress and Forest and the limited issue of the allocation of costs and potential recovery shall be referred to an expert or a panel of experts, as applicable. The limited issue of the allocation of costs and potential recovery under such cost-sharing arrangement shall be referred to one expert with relevant industry experience; provided that, if the parties cannot agree on one expert, then a panel of five experts with relevant industry experience shall be formed for such purpose, with one expert being chosen by Forest, one expert being chosen by Cypress, one expert being chosen by Pierre Fabre, and two experts being chosen by mutual agreement of the three experts chosen by the parties. The expert or panel of experts, as applicable, must be chosen within 30 days from the date of notice by any party regarding the need to appoint such expert or panel of experts. Each of Pierre Fabre, Cypress and Forest shall provide the expert or panel of experts, as applicable, with any information requested by the expert or panel of experts, as applicable, in order to determine the relative economic interests of the parties. The expert or panel of experts shall review such information provided, use such information in calculating the allocation of cost sharing between Cypress, Pierre Fabre and Forest and provide the parties with the result of such calculation within 30 days from the selection of the expert or the last expert on the panel, as applicable.

        11.5    Infringement by Third Parties of the Cypress Patents or the Cypress Formulation Patents.    Pierre Fabre and Cypress shall promptly notify the other in writing of any alleged or threatened infringement or any challenge to the validity of the Cypress Patents and the Cypress Formulation Patents or any challenge to Cypress' ownership of the Cypress Patents and the Cypress Formulation Patents of which they become aware. Both parties shall use their Commercially Reasonable Efforts in cooperating with each other to terminate such infringement without litigation. Cypress shall have the sole right to bring and control any action or proceeding with respect to infringement of any of the

Cypress Patents and the Cypress Formulation Patents at its own expense and by counsel of its own choice, except as provided below. With respect to infringement of any of the Cypress Patents in the Rest of the World, if Cypress fails to bring an action or proceeding within (a) 45 days following the notice of alleged infringement or (b) 20 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Pierre Fabre shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Cypress shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In the event a party brings an infringement action, the other party shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney. Neither party shall have the right to settle any infringement litigation under this Section 11.5 relating to the Cypress Patents without the prior written consent of the other party. Except as otherwise agreed to by the parties as part of a cost-sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of Pierre Fabre and Cypress, shall be retained by the party that brought and controlled such litigation.

        11.6    Infringement of Third Party Rights.    Each party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the parties or their Affiliates, licensees or sub-licensees pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Cypress shall have the first right to control any defense of any such claim alleging that the sale of Licensed Products in the Field infringes any Third Party rights in the Licensed Territory, at its own expense and by counsel of its own choice, and Pierre Fabre shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Cypress fails to proceed in a timely fashion with regard to such defense, Pierre Fabre shall have the right to control any such defense of such claim at its own expense and by counsel of its own choice, and Cypress shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Pierre Fabre shall have the first right to control any defense of any such claim alleging that the manufacture of API or Licensed Products infringes any Third Party rights in the Licensed Territory (but not if such claim also alleges that the sale of Licensed Product in the Field infringes any Third Party rights in the Licensed Territory, for which Cypress shall have the first right to control any defense, as provided in this Section 11.6), at its own expense and by counsel of its own choice, and Cypress shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Pierre Fabre fails to proceed in a timely fashion with regard to such defense, Cypress shall have the right to control any such defense of such claim at its own expense and by counsel of its own choice, and Pierre Fabre shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Pierre Fabre shall have the sole right to control any defense of any such claim alleging infringement of any Third Party rights outside the Licensed Territory, at its own expense and by counsel of its own choice. Neither party shall have the right to settle any patent infringement litigation under this Section 11.6 relating to the manufacture or commercialization of Licensed Products in the Licensed Territory without the consent of such other party.

12.   REPRESENTATIONS AND WARRANTIES AND COVENANTS

        12.1    Mutual Representations and Warranties.    Each party represents and warrants, as of the Effective Date and the Restatement Date, to the other that:

          (a)    Power.    It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full power and authority to enter into this Agreement and to carry out the provisions hereof.

          (b)    Due Authorization.    It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite action.

          (c)    Binding Agreement.    This Agreement is legally binding upon it, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

          (d)    Grant of Rights; Maintenance of Agreements.    It has not, and will not during the License Term, grant any right to any Third Party that would conflict with the rights granted to the other party hereunder. It has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements (including license agreements) and filings (including patent filings) necessary to perform its obligations hereunder.

        12.2    Pierre Fabre Representations and Warranties.    Pierre Fabre represents and warrants, as of the Effective Date and the Restatement Date, to Cypress that:

          (a)    Ownership of Licensed Technology.    Pierre Fabre owns or otherwise has adequate rights to the Licensed Technology and has the right to grant to Cypress the exclusive license granted under Section 2.1 hereof and such license does not conflict with or violate the terms of any agreement between Pierre Fabre and any Third Party. Pierre Fabre's rights to the Licensed Technology are not subject to any royalty obligations to any Third Party (including, for this purpose, to officers, directors, employees or other consultants or agents of Pierre Fabre) and such rights are not subject to termination or limitation by any Third Party.

          (b)    Notice of Proceedings.    Pierre Fabre has informed Cypress that to its knowledge, there is no administrative or judicial proceedings contesting the inventorship, ownership, validity or enforceability of any element of the Licensed Technology.

          (c)    Patent Infringement.    As of the Effective Date, (i) to Pierre Fabre's knowledge, the practice of the Licensed Technology to develop or commercialize Licensed Product does not infringe any patents of any Third Party, and (ii) Pierre Fabre has not received any written notice or communication alleging that the practice of the Pierre Fabre Patents infringes or may infringe any patent of any Third Party, nor is Pierre Fabre aware of any reasonable basis for any such allegations.

        12.3    Pierre Fabre Covenant.    During the due-diligence process carried out by Cypress prior to the Effective Date, Pierre Fabre has disclosed to Cypress all Pierre Fabre Know-How requested by Cypress and has continued and will continue after the Effective Date to disclose and provide to Cypress all information in the possession of Pierre Fabre or its Affiliates requested by Cypress.

13.   CONFIDENTIALITY; PUBLICATION

        13.1    Confidentiality.    Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the License Term and for [...***...] thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any confidential information (including, without limitation, Information) furnished to it by the other party pursuant to this Agreement (collectively, "Confidential Information"). Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

        13.2    Exceptions.    Confidential Information shall not include any information which the receiving party can prove by competent written evidence:

          (a)   is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available;

          (b)   is known by the receiving party at the time of receiving such information, as evidenced by its records;

          (c)   is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure;

          (d)   is independently discovered or developed by the receiving party without the use of Confidential Information belonging to the disclosing party; or

          (e)   is the subject of a written permission to disclose provided by the disclosing party.

        13.3    Authorized Disclosure.    Each party may disclose Confidential Information belonging to the other party to the extent such disclosure is reasonably necessary in the following instances:

          (a)   prosecuting Patents and Trademarks;

          (b)   regulatory filings;

          (c)   prosecuting or defending litigation;

          (d)   complying with applicable court orders or governmental regulations; and

          (e)   disclosure to Affiliates, sub-licensees, employees, consultants, agents or other Third Parties that agree to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section 13, in each case in connection with due diligence or similar investigations by such Third Parties or the performance of the party's obligations under this Agreement.

        Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party's Confidential Information pursuant to this Section 13.3, it will, except where impracticable and except in the case of subsection (e), give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by law.

        13.4    Publications.    Each party to this Agreement recognizes that the publication of papers containing results of and other information regarding development of the Licensed Product in the Field (except as provided hereinafter), including oral presentations and abstracts, may be beneficial to both parties provided such publications are subject to reasonable controls to protect Confidential Information. In particular, it is the intent of the parties to maintain the confidentiality of any Confidential Information included in any United States or foreign application until such United States or foreign patent application has been published. Accordingly, the other party shall have the right and obligation to review and approve any paper proposed for publication by the other party, including oral presentations and abstracts. Before any such paper is submitted for publication, the party proposing publication shall deliver a complete copy to the other party at least 45 days prior to submitting the paper to a publisher. The other party shall review any such paper and give its comments to the publishing party within 30 days of the delivery of such paper to the other party. With respect to oral presentation materials, the other party shall make reasonable efforts to expedite review of such materials, and shall return such items as soon as practicable to the publishing party with appropriate comments, if any, but in no event later than 30 days from the date of delivery to the other party. With respect to abstracts, the other party shall make reasonable efforts to expedite review of such abstracts, and shall return such items as soon as practicable to the publishing party with appropriate comments, if any, but in no event later than 10 days from the date of delivery to the other party. The publishing party shall comply with the other party's request to delete references to the non-publishing party's Confidential Information in any such paper or other materials. Notwithstanding anything to the contrary in this Agreement, neither party shall have the right to publish in any form any Confidential Information of the other party without such other party's prior written consent.

        13.5    Publicity.    It is understood that the parties intend to issue a joint press release announcing the execution of this Agreement and agree that each party may desire or be required to issue subsequent press releases relating to this Agreement or activities thereunder. The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a party may not unreasonably withhold consent to such releases, and that either party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. Each party agrees to review each press release within 48 hours after receiving the press release from the other party. In addition, following the initial joint press release announcing this Agreement, either party shall be free to disclose, without the other party's prior written consent, the existence of this Agreement, the identity of the other party and those terms of this Agreement which have already been publicly disclosed in accordance herewith.

14.   TERM AND TERMINATION

        14.1    Term.    The term of this Agreement shall commence on the Effective Date and continue until the later of (i) the expiration of the last to expire of the Pierre Fabre Patents as to which royalties would be payable under Section 6.4(a) or (ii) 10 years after the Date of First Commercial Sale of a Licensed Product, unless earlier terminated pursuant to Section 14.2 or 14.3 (the "License Term").

        14.2    Termination for Cause.

          (a)    Termination by Either Party.    A party shall have the right to terminate this Agreement upon 90 days' prior written notice to the other upon the occurrence of any of the following:

            (i)    Upon or after the bankruptcy, insolvency, dissolution or winding up of the other party (other than a dissolution or winding up for the purpose of reconstruction or amalgamation); or if a party admits in writing its inability to pay its debts as they become due; or

            (ii)   Upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within the 90 day period following the date of written notice of termination by the non-breaching party or, if such breach is not susceptible of cure within such 90 day period, the breaching party has not taken appropriate steps to cure during such 90 day period and continued to diligently pursue such cure in a manner reasonably assuring such cure within a reasonable period of time thereafter; provided, however, that, to the extent a breach (other than a payment breach) affects only a given country, termination shall apply only to such country. In addition, termination shall not be permitted for a payment breach where the obligation to make payment is being diligently contested in good faith by appropriate proceedings and any required payment is promptly made following completion of dispute resolution as contemplated hereby. In any event, if such breach has not been cured within one year of the date of occurrence of the breach, the non-breaching party may terminate this Agreement under this Section.

          (b)    Termination by Pierre Fabre.    Pierre Fabre shall have the right to terminate this Agreement upon 90 days prior notice to Cypress in the following events:

            (i)    Cypress (considered for this purpose to include its sub-licensees) terminates at any time all development activities of, or the subsequent marketing of the Licensed Product or withdraws the Licensed Product from every market in the Licensed Territory for any reason and such termination or withdrawal is irrevocable; provided, that, if such termination or withdrawal is expected to be temporary or is otherwise subject to cure, then Cypress (itself and with its sub-licensees) shall be given the ability to resume development or marketing activities and Pierre Fabre will not have a right to terminate this Agreement under this Section 14.2(b)(i) as long as Cypress (itself and with its sub-licensees) is using Commercially Reasonable Efforts to cure such withdrawal or termination providing that such period shall not exceed 12 months from the date of termination of the development activities or withdrawal of the Licensed Product;

            (ii)   Cypress shall challenge or contest Pierre Fabre Patents rights; or

            (iii) Upon a Change in Control in which the Third Party acquiror controls an SNRI product in the Field in the Licensed Territory, and Section 5.4(a) would be violated as a result of such SNRI product within the first five years after the closing of the Change in Control, then Pierre Fabre may terminate this Agreement upon written notice to Cypress or its successor in interest within 30 days after the closing of the Change in Control, with the consequences of such termination as set forth in Sections 14.3(b)(ii), 14.4 and 14.5, unless the surviving entity in such Change in Control (x) intends to divest itself of such SNRI product within [...***...] from the date of the Change in Control, as stated publicly in writing, (y) as promptly as practicable ceases active promotion of such SNRI product, whether directly or indirectly and (z) does complete such divestiture within the [...***...] period.

        14.3    Effect of Expiration—Termination; Surviving Obligations.

          (a)   Upon expiration of the License Term, all rights under this Agreement shall automatically terminate, except as follows, and subject to the provisions of Section 14.4:

            (i)    Cypress shall have the perpetual royalty free right to continue to use Pierre Fabre Know-How in the Licensed Territory under this Agreement;

            (ii)   Pierre Fabre shall have the perpetual right to use for the Rest of the World (x) Cypress Information and Cypress Patents in consideration of the [...***...] royalty to be paid, during the term described in Section 4.2(b), provided that on a country by country basis, upon expiration of the term described in Section 4.2(b), Pierre Fabre shall have a fully paid-up license to continue using Cypress Information in such country, (y) Cypress Formulations and Cypress Formulation Patents according to the license terms agreed between Cypress and Pierre Fabre pursuant to Section 4.3, and (z) the unrestricted perpetual right to use Pierre Fabre Know-How;

            (iii) Cypress' right to continue to use the Trademark shall be governed by the Trademark License Agreement; and

            (iv)  Cypress' commitment to purchase all its requirements of API shall be governed by the Supply Agreement.

          (b)   Upon early termination of this Agreement ("Early Termination") pursuant to Sections 14.2(a), 14.2(b) or 16.8, the following shall apply:

            (i)    In the event of Early Termination by Cypress pursuant to Section 14.2(a)(i) or (ii), then:

              (1)   Cypress' right to continue its license under the Licensed Technology that was owned or acquired by Pierre Fabre prior to the effective date of Early Termination shall survive subject to the fulfillment by Cypress of all its financial obligations resulting from this Agreement and the Trademark License Agreement; and

              (2)   Pierre Fabre's right to use the Cypress Information and Cypress Formulations, and Cypress Patents, Cypress Formulation Patents and New Salts, if licensed by Pierre Fabre, outside the Licensed Territory shall terminate.

            (ii)   In the event of Early Termination by Pierre Fabre pursuant to Section 14.2(a), 14.2(b) or 16.8, then Cypress and its sub-licensees (subject to Sections 14.3(b)(iii) and (b)(iv)) shall have no more rights under this Agreement and shall return or assign, as applicable, to Pierre Fabre or its designee (which shall be Forest to the extent that Forest becomes a direct licensee of Pierre Fabre pursuant to Section 14.3(b)(iv)) all Licensed Technology and all Cypress Information and Cypress Formulations Controlled by Cypress including, without limitation, any rights and obligations granted by a Third Party to Cypress on a Cypress Formulation, subject to any rights therein held by any Third Party and including assignment of the NDA and any other Regulatory Approvals with respect to Licensed Product in the Licensed Territory, except that Cypress may retain one copy for purposes of determining its obligations hereunder. Pierre Fabre shall then have the worldwide right to use Cypress Information and the Cypress Patents controlled by Cypress in consideration of a [...***...] royalty payment to be paid with respect to sales in the Rest of the World during the term described in Section 4.2(b), provided that on a country by country basis, upon expiration of the term described in Section 4.2(b), Pierre Fabre shall have a fully paid-up license to continue using Cypress Information in such country.

            (iii) In the event of Early Termination by Pierre Fabre pursuant to Section 14.2(a)(i), then any sub-licenses granted under Section 2.1 (other than to Forest, which shall instead be subject to Section 14.3(b)(iv)) shall survive the termination of the License Term and become direct licenses from Pierre Fabre under this Agreement.

            (iv)  Any sub-licenses granted under Section 2.1 to Forest shall survive Early Termination by Pierre Fabre and become direct licenses from Pierre Fabre to Forest under this Agreement with respect to the territory and field specified in the applicable sub-license if such Early Termination by Pierre Fabre occurred pursuant to (1) Section 14.2(a)(i), (2) Section 14.2(a)(ii) if Forest did not cause the breach of any material provision of this Agreement by Cypress that resulted in such Early Termination and cures any such payment breach by Cypress to the extent related to the jurisdictions in which Forest holds a sub-license from Cypress, (3) Section 14.2(b)(ii) in the event Forest does not join in the action to challenge or contest Pierre Fabre Patent rights, or (4) Section 14.2(b)(iii) if Forest or an affiliate of Forest is not the Third Party that acquired Cypress in such Change in Control transaction that resulted in such Early Termination and, in any event, Forest agrees to assume the obligations of Cypress under this Agreement in writing, there is no evidence that an event has occurred or condition exists that would be reasonably likely to result in an event of default by Forest under the terms of this Agreement over the year following the effective date of the Early Termination and the scope of the sub-license to Forest is substantially similar to that reflected in the Collaboration Agreement as of the date hereof, unless amended with Pierre Fabre's consent.

          (c)   Expiration or Early Termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the parties under Sections 8, 10.4, 13.1, 13.2, 13.3, 14.3, 14.4, 14.5, 15.1, 15.2, 16.1, 16.2 and 16.3 shall survive expiration or termination of this Agreement. The obligations and rights of the parties under Sections 4.2 and 10 shall survive expiration of this Agreement, to the extent provided in Sections 14.3(a)(ii) and 14.3(b)(ii).

          (d)   Within 30 days following the expiration or Early Termination of this Agreement, each party shall deliver to the other party any and all Confidential Information of the other party in its possession, except as provided in Section 14.3 herein above.

          (e)   All licenses granted under this Agreement will be deemed licenses of rights to intellectual property for purposes of Section 365(n) of the U.S. Bankruptcy Code and a licensee under this Agreement will retain and may fully exercise all of its rights and elections under the US Bankruptcy Code.

        14.4    Exercise of Right to Terminate.    The use by either party hereto of a termination right provided for under this Agreement shall not, in and of itself, give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto.

        14.5    Damages; Relief.    Termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

15.   INDEMNIFICATION

        15.1    Indemnification.

          (a)   Cypress hereby agrees to save, defend, indemnify and hold harmless Pierre Fabre and its shareholders, officers, directors, employees, consultants and agents (the "Pierre Fabre Indemnitees") from and against, and to pay on behalf of or reimburse such Pierre Fabre Indemnitees for, any and all losses, damages, liabilities, expenses and costs, whether based on products liability or otherwise, including, but not limited to, court costs and reasonable attorneys' fees and expenses (collectively, "Losses"), to which Pierre Fabre may become subject as a result of any claim, demand, action or other proceeding by any Third Party ("Action") to the extent such Losses arise directly out of (i) the material breach by Cypress of any representation or warranty under Section 12, or (ii) the development, manufacture, use, handling, storage, sale or other disposition of any Licensed Product by Cypress, its Affiliates or sub-licensees, except to the extent such Losses result from the negligence or willful misconduct of any Pierre Fabre Indemnitee or are Losses for which Pierre Fabre is obligated to indemnify under Section 15.1(b).

          (b)   Pierre Fabre hereby agrees to save, defend, indemnify and hold harmless Cypress and its shareholders, officers, directors, employees, consultants and agents (the "Cypress Indemnitees") from and against, and to pay on behalf of or reimburse such Cypress Indemnitees for, any and all Losses to which Cypress may become subject as a result of any Action to the extent such Losses arise directly out of (i) the material breach by Pierre Fabre of any representation or warranty under Section 12, (ii) the defective Know-How or API supplied by Pierre Fabre, its Affiliates, licensees or sub-contractors (other than Cypress or its sub-licensees) under the Supply Agreement, except to the extent such Losses result from the negligence or willful misconduct of any Cypress Indemnitee or (iii) the development, manufacture, use, handling, storage, sale or other disposition of any Licensed Product or Cypress Product by Pierre Fabre, its Affiliates or sub-licensees in the Rest of the World, except to the extent such Losses result from the negligence or willful misconduct of Cypress or are Losses for which Cypress is obligated to indemnify under Section 15.1(a).

          (c)   Except for amounts payable under Sections 4.2, 4.4, 4.5, 5.3 and 6 or for breach of obligations under Section 13, neither party makes any other warranties express or implied, except as set forth herein and neither party shall be liable to the other party for special, consequential, punitive, exemplary, indirect or incidental damages in connection with this Agreement or any license granted hereunder. Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict any of the Pierre Fabre Indemitees' or Cypress Indemnitees' right to maintain or recover any amounts in connection with any action or claim based upon fraud.

        15.2    Control of Defense.

          (a)   The party seeking indemnification under Section 15.1 (the "Indemnified Party"), agrees to give notice to the party providing such indemnification (the "Indemnifying Party") of the assertion of any claim, or commencement of any Action in respect of which indemnity may be sought under Section 15.1 promptly after receipt of notice from a Third Party of the assertion or commencement of such Action. Failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that the Indemnifying Party might have to the Indemnified Party unless and to the extent such failure can be demonstrated to have materially prejudiced the Indemnifying Party's position.

          (b)   The Indemnifying Party shall be entitled, at its own expense, to participate in or, to the extent that it desires, to assume the defense of any such Action with its own counsel. If the Indemnifying Party elects to assume such defense, it shall select counsel for the Indemnified Party, which may be the same counsel as for the Indemnifying Party, at the Indemnifying Party's expense, subject to the limitations set forth below in this Section 15.2. In such a case, the Indemnified Party shall not be entitled to reimbursement for the costs of its own counsel.

          (c)   The Indemnifying Party shall not be entitled to assume the defense of an Action (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the fees and expenses of counsel reasonably acceptable to the Indemnifying Party retained by the Indemnified Party if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; or (2) the Indemnified Party has been advised by counsel reasonably acceptable to the Indemnifying Party that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party.

          (d)   Even if the Indemnifying Party has assumed control of the defense for an Indemnified Party, the Indemnified Party shall be entitled to participate in the defense of an Action and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnifying Party, and except that the Indemnifying Party shall pay all of the fees and expenses of such separate counsel under the circumstances outlined in Section 15.2(c) above).

          (e)   Each party agrees to cooperate to the fullest extent possible as requested by the other in the defense of the claim arising out of an Action, with out-of-pocket expenses resulting from any such cooperation to be at the expense of the Indemnifying Party.

          (f)    If the Indemnifying Party shall control the defense of an Action, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice.

          (g)   Notwithstanding anything to the contrary in this Agreement, to the extent that an Indemnified Party receives insurance proceeds as a result of any Loss, the Indemnified Party shall pay the amount of such insurance proceeds (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Loss) to the Indemnifying Party promptly after such insurance proceeds are actually received by the Indemnified Party.

        15.3    Insurance.

          (a)   During the License Term and so long as Pierre Fabre is selling Cypress Product, Pierre Fabre, at its own expense, shall maintain product liability insurance in amount consistent with industry standards for claims and actions that might be taken against it in connection with this Agreement. Pierre Fabre shall provide a certificate of insurance evidencing such coverage.

          (b)   During the License Term, Cypress, at its own expense, shall maintain, and shall cause its sub-licensees to maintain, product liability insurance (or self-insure) in amount consistent with industry standards for claims and actions that might be taken against it in connection with this Agreement. Cypress shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage.

16.   GENERAL PROVISIONS

        16.1    Dispute Resolution.    If the parties are unable to decide or resolve any issue arising under this Agreement, except as expressly contemplated in Sections 9.3 or 11.4(e), the issue shall be referred to the Chief Executive Officers of Pierre Fabre and Cypress, and if Cypress deems appropriate, Forest or any Affiliate of Forest that is primarily responsible for the activities of Forest under the Collaboration Agreement, as directed by Forest. Such officers of the parties shall meet promptly thereafter and shall negotiate in good faith to resolve such issue. If they cannot resolve the issue within 30 days of commencing such negotiations, the matter shall be resolved by arbitration as provided in Section 16.2.

        16.2    Arbitration.

          (a)   In the event of a dispute arising in connection with this Agreement, except as expressly contemplated in Sections 9.3 or 11.4(e), which is not resolved under Section 16.1, such dispute shall be finally settled under the Rules of Conciliation and Arbitration (the "Rules") of the International Chamber of Commerce (the "ICC") by three arbitrators. Unless the parties otherwise agree in writing, the arbitration proceeding shall be conducted and the arbitrators shall be appointed in accordance with the Rules then in effect, subject to the procedures described in this Section 16.2.

          (b)   Any such arbitration proceeding shall commence by the delivery by one party (the "Claimant") of a written notice requesting arbitration (the "Request") to the other party (the "Respondent"). The arbitration proceedings shall take place in Toronto, Canada at the place mutually agreed upon by the parties. Arbitration will be conducted in the English language.

          (c)   The Claimant shall appoint an arbitrator in the Request, and the Respondent shall appoint an arbitrator in its formal response to the Request (the "Answer"). If either party fails to appoint an arbitrator or the Respondent fails to file its Answer within the time specified by the Rules, the ICC will make the appointment. As soon as practicable after the date on which both of the first two arbitrators have been appointed, but in any event within 30 days, the two arbitrators will appoint the third arbitrator. If within such 30-day period the first two arbitrators shall not have agreed on the appointment of the third arbitrator, then the third arbitrator will be appointed by the ICC in accordance with the Rules. The third arbitrator will serve as chair of the tribunal. The arbitration proceeding shall be completed within 90 days after selection of the final arbitrator, unless an extension is requested in writing by the arbitrators.

          (d)   The arbitrators shall, within 15 calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the arbitrators shall be final and non-appealable, and judgment may be entered upon it in accordance with applicable law in the State of New York or any other court of competent jurisdiction. The arbitrators shall be authorized to award compensatory damages, but shall NOT be authorized (i) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (ii) to award punitive damages, or (iii) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in parts (i) and (ii) of this sentence will not apply if such damages are statutorily imposed.

          (e)   Each party shall bear its own attorney's fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, the arbitrators shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys' fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the arbitrators.

          (f)    Unless the parties otherwise agree in writing, during the period of time than any arbitration proceeding is pending under this Agreement, the parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding.

          (g)   Nothing contained in this Agreement shall deny any party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding.

        16.3    Governing Law.    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York excluding its conflicts of laws principles.

        16.4    Entire Agreement; Modification.    This Agreement is both a final expression of the parties' agreement and a complete and exclusive statement with respect to all of its terms. The Exhibits referred to in this Agreement are incorporated herein and made a part of this Agreement by this reference. This Agreement, together with the Supply Agreement, the Trademark License Agreement and the Letter Agreement, supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein and therein, including the Prior Agreement. No rights or licenses with respect to any intellectual property of either party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement. No trade customs, courses of dealing or courses of performance by the parties shall be relevant to modify, supplement or explain any term(s) used in this Agreement. This Agreement may not be modified or supplemented by any purchase order, change order, acknowledgment, order acceptance, standard terms of sale, invoice or the like. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

        16.5    Relationship Between the Parties.    The parties' relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

        16.6    Non-Waiver.    The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

        16.7    Assignment.    Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party's consent in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise; provided, that, any assignment made by Cypress shall be made in full compliance with the provisions of Section 16.8 "Change of Control." In the event of such transaction, however, intellectual property rights of the acquiring party to such transaction (if other than one of the parties to this Agreement) shall not be included in the technology licensed hereunder. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

        16.8    Change of Control.    In the event of a proposed Change in Control, Cypress shall provide Pierre Fabre with prior notice of at least 10 business days of such proposed Change in Control. If Pierre Fabre reasonably determines that the Third Party acquiror in such Change in Control is not likely to comply with the terms of this Agreement, Pierre Fabre may request reasonable assurances from such Third Party acquiror regarding its intent to comply with the terms of this Agreement by providing written notice of such request within five business days after the date of the notice from Cypress. If Pierre Fabre does not make such request within such period, this Agreement will remain in full force and effect. If Pierre Fabre makes such request within such period, then (a) if such Third Party acquiror provides Pierre Fabre reasonable assurances in writing of its intent to comply with the terms of this Agreement no later than the closing of the Change in Control, then this Agreement will remain in full force and effect, and (b) if such Third Party acquiror does not provide Pierre Fabre reasonable assurances in writing of its intent to comply with the terms of this Agreement by the closing of the Change in Control, then Pierre Fabre may terminate this Agreement upon written notice to Cypress or its successor in interest within 30 days after the closing of the Change in Control, with the consequences of such termination as set forth in Sections 14.3(b)(ii), 14.4 and 14.5.

        16.9    No Third Party Beneficiaries.    This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

        16.10    Severability.    If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

        16.11    Notices.    Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, three calendar days after the date of postmark; or (c) if delivered by overnight courier or by facsimile, the next business day the overnight courier regularly makes deliveries or on the day after the facsimile has been sent.

        If to the Pierre Fabre, notices must be addressed to:

      Pierre Fabre Médicament
      La Chartreuse I
      81106 Castres, Cédex
      France
      Attention:  Chief Operating Officer
      Telephone:        [...***...]
      Facsimile:  (33) 5 63 71 45 34

          with a copy to:

      Pierre Fabre Médicament
      La Chartreuse I
      81106 Castres, Cédex
      France
      Attention:  General Counsel
      Telephone:        [...***...]
      Facsimile:  (05) 63 71 39 90

        If to Cypress, notices must be addressed to:

      Cypress Bioscience, Inc.
      4350 Executive Drive, Suite 325
      San Diego, CA 92121
      Attention:  Jay D. Kranzler
      Telephone:  (858) 452-2323
      Facsimile:  (858) 452-1222

          with a copy to:

      Cooley Godward LLP
      4401 Eastgate Mall
      San Diego, CA 92121
      Attention:  Kay Chandler
      Telephone:  (858) 550-6000
      Facsimile:  (858) 550-6420

        16.12    Force Majeure.    Except for the obligation to make payment when due, each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party's reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party's failure or delay in performance due to force majeure must be given to the other party within 10 calendar days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute. Notwithstanding the foregoing, should the force majeure suffered by a party extend beyond a three month period, the other party may then terminate this Agreement by written notice to the non-performing party, with the consequences of such termination as set forth in Sections 14.3, 14.4 and 14.5.

        16.13    Legal Fees.    If any party to this Agreement resorts to any legal action, dispute resolution or arbitration in connection with this Agreement, except as provided in Section 16.2, the prevailing party shall be entitled to recover reasonable fees of attorneys and other professionals in addition to all court costs and arbitrator's fees which that party may incur as a result.

        16.14    Interpretation.

          (a)    Captions & Headings.    The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

          (b)    Singular & Plural.    All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

          (c)    Articles, Sections & Subsections.    Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

          (d)    Days.    All references to days in this Agreement shall mean calendar days, unless otherwise specified.

          (e)    Ambiguities.    Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.

        16.15    Limitation.    The provisions of this Agreement applicable to Forest apply only so long as Forest has rights under the Licensed Technology. In the event that Forest no longer has any rights to the Licensed Technology, all references to Forest in this Agreement shall be disregarded.

        16.16    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

PIERRE FABRE MÉDICAMENT		CYPRESS BIOSCIENCE, INC.
By:	/s/ JEAN PIERRE COUZINIER	By:	/s/ JAY KRANZLER
Name:	Jean Pierre Couzinier	Name:	Dr. Jay Kranzler
Title:	Chief Operating Officer	Title:	Chief Executive Officer

EXHIBIT A

Pierre Fabre Know-How

        [...***...]

*Confidential Treatment Requested

EXHIBIT B

Patents held by Pierre Fabre

I°-US Patents

Process Patent

  Ref:  US 5 034 541
      Applied December 27, 1989
      Granted June 23, 1991
      Terminates on December 27, 2009

S.R. Formulation

  Ref:  09/254 014
      Applied August 26, 1997
      Notice of allowance
      Terminates on August 26, 2017

II°-Canadian Patents

Process Patent

  Ref:  no 1 266 486
      Applied:  April 23, 1986
      Granted March 3, 1990
      Terminates:  March 6, 2007

  Ref:  no 2 006 464
      Applied::  December 21, 1989
      Granted:  June 15, 1999
      Terminates:  December 21, 2009

SR Formulation Patent

  Ref:  no 2 006 464
  Filed:  August 26, 1997
  Pending

EXHIBIT C

STANDARD OPERATING PROCEDURE
TO BE USED IN THE INFORMATION EXCHANGES RELATED TO
SAFETY AND TOLERABILITY OF MEDICINAL PRODUCTS

SUMMARY

1—APPLICABILITY

2—LANGUAGE—CONTACT PEOPLE

3—TRANSMISSION DURING MARKETING (except clinical trial)

        3.1    Principles

        3.2    Report frequency

          3.2.1    Serious adverse reactions (SADRs)

          3.2.2    Non serious adverse reactions

          3.2.3    Periodic safety update reports (PSUR)

          3.2.4    Modifications of the SPC safety-related paragraphs

4—TRANSMISSIONS DURING CLINICAL TRIALS

5—OTHER TRANSMISSIONS OF INFORMATION

6—DEFINITIONS—APPENDICES

        6.1    DEFINITIONS

        6.2    LIST OF CONTACT PEOPLE

        6.3    APPENDICES

        The purpose of this Standard Operating Procedure is to allow the best transmission of the data related to tolerability and safety of the medicinal products contemplated by this Agreement:

  —
  in agreement with the regulations imposed to each partner,

  —
  in agreement with the international recommendations in force.

        It relates to the exchanges between the partners' pharmacovigilance structures, during either clinical trials or product marketing.

It is not intended to describe the methods of collection and transmission of information inside each firm, organized by specific S.O.P.

It is strictly limited to pharmacovigilance activities, without prejudice to any decisions likely to occur as a result of information exchanges involving other structures than the pharmacovigilance departments. It does not take into account the requirements imposed by the regulations of the competent regulatory authorities to the Pharmacovigilance department of each partner; this is particularly pertinent to the time frame of data transmission subjected to reporting. Each laboratory is responsible for the expedited reporting to the appropriate health authorities.

1—APPLICABILITY

  This Standard Operating Procedure describes the information transmission methods, related to the safety and tolerability of the Product(s), resulting from spontaneous notifications made between the partners' pharmacovigilance structures during the therapeutic use, through either periodic reports or notifications of serious adverse events during clinical trials, whatever the origin.

2—LANGUAGE—CONTACT PEOPLE

  The transmitted documents must be drafted in English. The technical terms used correspond to the meaning specified in 6.1 (definitions).

  The list with the details of all professionals working with each partner, concerned by the implementation of this procedure are given in appendix 6.3. Each partner must spontaneously update this list in the event of any modification (and specify its date).

3—TRANSMISSION DURING MARKETING (except clinical trial)

        3.1    PRINCIPLES

    It relates to adverse reactions which are notified spontaneously to the firms by the health-care professionals or the patients, reported by the health authorities or described in the literature and which are supposed to be related to the medicinal product.

    In the case of drug marketed under different name by each partner in the same country, each partner takes into account the information relating to the adverse reactions of their own product. The INN notifications are the licensee's responsibility.

    For the adverse reactions described in the literature, each partner takes into account the information related to the adverse reactions of its own product. The INN publications are the partner's responsibility operating in the country of origin of the publication (or in the country where the review has its first address if this information is not specified).

    The case reports from the literature are sent together with a copy of the publication, which does not need a translation in English (if this later is not written in this common language).

        3.2    REPORT FREQUENCY

          3.2.1    Serious adverse reactions (SADRs)

      The SADRs are sent by fax to the partner using a CIOMS form within ten calendar days following their notification.

      This time is reduced to five calendar days following notification of a death.

      The follow-up information of these SADRs, including death information, is faxed within ten calendar days upon reception. Partners can request for precise details or further information concerning the current files at any time.

          3.2.2    Non serious adverse reactions

      Adverse reactions not considered to be serious are the subject of information from the partner using CIOMS forms transmitted on a monthly basis, accompanied by a summary table (line listing).

      The partners can request for precise details or further information concerning the current files at any time.

          3.2.3.    Periodic safety update reports or their national equivalents (PSUR)

      Within the framework of a licensing or distribution agreement to be established between both partners, the PSUR periodicity must be dealt with and a calendar must be set up, anticipating notably the possible integration of international Global PSURs and national PSURs of the medicinal product, according to its definition.

      According to this calendar provisions (taking into account the regulatory periodicities) each partner, as either the Marketing Authorisation holder or the national licensee, addresses a copy of the report to the other party at the time of sending it to the appropriate health authorities.

      The PSUR calendar between both parties is revised if Marketing Authorisation modifications can justify a new periodicity.

      The PSUR planning is attached to the contract in appendix 6.3 to the present exhibit.

      Additional regulatory reports required by a health authority are also transmitted to the partner at the same time that they are sent to the requiring health authority

          3.2.4.    Modifications of the SPC safety-related paragraphs

      The partners inform themselves about any modification made to the safety-related paragraphs in the SPC of the Product(s). This information is made prior to draft the regulatory report of the modification, in order to make them coordinated, if necessary.

4—TRANSMISSIONS DURING CLINICAL TRIALS

  Each partner informs by fax the other party of any serious adverse event (SAE) occurring during a clinical trial carried out with the Product(s) under development and of which he is the sponsor.

  This information is sent using a CIOMS form or even a SAE report form within ten calendar days (five calendar days for death or life threatening events) upon reception of the information by the pharmacovigilance department.

  The follow-up reports are exchanged according to the same procedures, and the evolution is documented until the concerned patient's recovery or stabilisation.

  SAE information is sent without systematically breaking the blind.

  Any information related to the result of a possible breaking of the blind is sent to the partner.

  The case reports, after breaking the blind at the end of the study, are sent to the partner according to a list of attribution.

  The sender pharmacovigilance department may send the final clinical trial report to the partner, as soon as available, if the latter requests it.

  Should any questions be raised by the authorities, they will be answered by the partner identified as the trial sponsor.

5—OTHER TRANSMISSIONS OF INFORMATION

        5.1    The pharmacovigilance team can agree to communicate significant documents such as expert reports, updated investigator brochure, scientific documentations, etc. even if this is not necessarily envisaged by this document.

        5.2    It is up to the pharmacovigilance departments to discuss at any moment about the exchanged information.

6—DEFINITIONS—APPENDICES

        6.1    DEFINITIONS

  Reference:    Volume 9 of the Rules Governing Medicinal Products in the European Union Standard terminology

  ADVERSE EVENT (OR ADVERSE EXPERIENCE) (AE)

  An undesirable experience occurring following administration of a medicinal product. An adverse event does not necessarily have a causal relationship with the treatment.

  ADVERSE REACTION / ADVERSE DRUG REACTION (ADR)

  Adverse reaction means a response to a medicinal product which is noxious and unintended and which occurs at doses normally used in man for the prophylaxis, diagnosis or therapy of disease or for the restoration, correction or modification of physiological function.

  Adverse drug reaction in this context is considered as synonymous with adverse reaction and suspected adverse drug reaction.

  A reaction, contrary to an event, is characterised by the fact that a causal relationship between the drug and the occurrence is suspected, i.e. judged possible by the reporting or a reviewing health-care professional. If a reaction is spontaneously reported by a health-care professional, this usually implies a positive judgement from the reporter unless the reporter explicitly gives a negative judgement on the causal relationship.

  UNEXPECTED ADVERSE REACTION

  Unexpected Adverse Reaction means an adverse reaction, the nature, severity or outcome of which is not consistent with the Summary of Product Characteristics.

  It also includes class-related reactions which are mentioned in the SPC but which are not specifically described as occurring with this product.

  For products authorised nationally, the relevant SPC is that approved by the competent authority in the member state to which the reaction is being reported.

  For centrally authorised products, the relevant SPC is the SPC authorised by the European Commission.

  LISTED ADVERSE DRUG REACTION

  An adverse reaction whose nature, severity, specificity and outcome are consistent with the information in the company core safety information (CCSI).

  UNLISTED ADVERSE DRUG REACTION

  An adverse reaction which is not specifically included as a suspected adverse effect in the company core safety information (CCSI). This includes an adverse reaction whose nature, severity, specificity or outcome is not consistent with the information in the CCSI. It also includes class-related reactions which are mentioned in the CCSI but which are not specifically described as occurring with this product.

  REPORTABLE ADVERSE REACTION—MINIMUM INFORMATION

  A reportable adverse drug reaction (ADR) requires the following minimum information:

  a)
  an identifiable health-care professional reporter—

    The reporter can be identified by either name or initials, or address or qualification (e.g. physician, dentist, pharmacist, nurse).

  b)
  an identifiable patient—

    The patient can be identified by initials or patient number, or date of birth (or age information if date of birth not available) or sex. The information should be as complete as possible.

  c)
  at least one suspected substance/medicinal product

  d)
  at least one suspected adverse reaction.

    The minimum information is the smallest amount of information required for the submission of a report and every effort should be made to obtain and submit further information when it becomes available.

  SERIOUS ADVERSE DRUG REACTION (SADR)

  Serious adverse reaction means an adverse reaction which results in death, is life-threatening, requires inpatient hospitalisation, or prolongation of existing hospitalisation, results in persistent or significant disability or incapacity, or is a congenital anomaly/birth defect.

  It also includes serious adverse clinical consequences associated with use outside the terms of the Summary of Product Characteristics (SPC) (including, for example, prescribed doses higher than those recommended), overdoses or abuse.

  Medical judgement should be exercised in deciding whether a reaction is serious in other situations. Important adverse reactions that are not immediately life-threatening or do not result in death or hospitalisation but may jeopardise the patient should be considered as serious.

  SUSARs

  Suspected unexpected serious adverse reactions

  SPONTANEOUS REPORT OR SPONTANEOUS NOTIFICATION

  A communication to a company, regulatory authority or other organisation that describes a suspected adverse drug reaction in a patient given one or more medicinal products and which does not derive from a study.

  COMPANY CORE DATA SHEET (CCDS)

  A document prepared by the marketing authorisation holder (MAH) containing, in addition to safety information, material relating to indications, dosing, pharmacology and other information concerning the product.

  COMPANY CORE SAFETY INFORMATION (CCSI)

  All relevant safety information contained in the company core data sheet (CCDS) prepared by the marketing authorisation holder (MAH) and which the MAH requires to be listed in all countries where the company markets the drug, except when the local regulatory authority specifically requires a modification. It is the reference information by which listed and unlisted are determined for the purpose of periodic reporting for marketed products, but not by which expected and unexpected are determined for expedited reporting.

  INTERNATIONAL BIRTH DATE (IBD)

  The date of the first marketing authorisation for a medicinal product granted to the marketing authorisation holder (MAH) in any country in the world.

OTHER DEFINITIONS

  MEDICINAL PRODUCT

  Any medicine prepared in advance, marketed under a specific denomination and with a particular packaging.

  IMPUTABILITY

  Valuation of the relationship between an adverse event (or adverse experience) and a medicinal product.

  They can be valued using different scales according to the country.

  Pierre Fabre Médicament uses a 6-degree scale, I4 highly probable, I3 Probable, I2 Possible, I1 Doubtful, I0 not related, I9 Unknown/not available.

  The adverse reactions concerned by the present procedure are those whose relationship corresponds to one of the 4 degrees above-mentioned I1, I2, I3, I4.

  PERIODIC SAFETY UPDATE REPORT (PSUR)

  Report drafted by a pharmaceutical firm, as the AMM holder and\or the licensee, concerning a marketed medicinal product. This report analyses the information obtained on this product relating to its safety in human in a place and a period of time determined by the regulations. The PSURs are drafted according to a typical plan detailed in the ICH procedures.

        6.2    LIST OF CONTACT PEOPLE

    PIERRE FABRE MEDICAMENT—PHARMACOVIGILANCE
    Attn: Mr. J.P. DEMAREZ
    45 Place Abel Gance
    92654 BOULOGNE CEDEX—FRANCE—
    Tel: [...***...]
    Fax: (33) 1.49.10.80.90
    E-mail: jean.paul.demarez@pierre-fabre.com

    CYPRESS BIOSCIENCE, INC.
    4350 Executive Drive, Suite 325
    San Diego, CA 92121
    Attention: Jay D. Kranzler
    Telephone: (858) 452-2323
    Facsimile: (858) 452-1222

        6.3    APPENDICES

  Appendix no 1. Serious Adverse Event In Clinical Trial. (Page 1 and 2)

  Appendix no 2. Suspect Adverse Reaction Report.(Claim Form) (Page 1)

  Appendix no 3. Planning of PSURs

EXHIBIT D

Cypress Patents

  •
  Methods of treating Fibromyalgia Syndrome (CYPR 100 CIP)

  -
  USSN 6,602,911

  -
  PCT/US02/40976

  •
  Methods of treating Chronic Fatigue Syndrome (CYPR 100)

  -
  USSN 6,635,675

  -
  PCT/US02/35396

  [...***...]

*Confidential Treatment Requested

EXHIBIT E

Selection Criteria

        [...***...]

*Confidential Treatment Requested

QuickLinks

  Exhibit 10.23
THIRD RESTATED LICENSE AGREEMENT
EXHIBIT A Pierre Fabre Know-How
EXHIBIT B Patents held by Pierre Fabre
EXHIBIT C
EXHIBIT D Cypress Patents
EXHIBIT E Selection Criteria